      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 2001


                                                      REGISTRATION NO. 333-61740

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          VISHAY INTERTECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3670                          381686453
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2121
                                 (610) 644-1300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  AVI D. EDEN
                        C/O VISHAY INTERTECHNOLOGY, INC.
                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2121
                                 (610) 644-1300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                             ABBE L. DIENSTAG, ESQ.
                      KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND UPON CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THE ENCLOSED PROSPECTUS.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                    OFFER OF

             VISHAY TEMIC SEMICONDUCTOR ACQUISITION HOLDINGS CORP.
                                  TO EXCHANGE
                           1.5 SHARES OF COMMON STOCK
                                       OF

                          VISHAY INTERTECHNOLOGY, INC.
                                      FOR
                             EACH OUTSTANDING SHARE
                                OF COMMON STOCK
                                       OF

                             SILICONIX INCORPORATED

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 22, 2001, UNLESS EXTENDED.

     Vishay Intertechnology, Inc., through its wholly-owned subsidiary Vishay TEMIC Semiconductor Acquisition Holdings Corp., hereby offers, upon the terms and subject to the conditions set forth in this document and in the enclosed letter of transmittal, to exchange 1.5 shares of Vishay common stock for each outstanding share of common stock of Siliconix incorporated which is validly tendered and not properly withdrawn on or prior to the expiration date of the offer.

     Vishay, through Vishay TEMIC, currently owns approximately 80.4% of the outstanding shares of Siliconix common stock. This offer is conditioned on the tender of at least a majority of the outstanding Siliconix shares that Vishay does not already own. We will not waive this condition in the offer.

     Our obligation to exchange shares of Vishay common stock for shares of Siliconix common stock is also subject to the other conditions listed under "Conditions of the Offer."

     If this offer is consummated, we will own more than 90% of the outstanding common stock of Siliconix. As soon as possible after consummation of the offer, we currently intend to effect a short-form merger of Siliconix with a subsidiary of Vishay, although we are not required to do so. If such a merger takes place and you have not validly tendered your shares of Siliconix common stock in the offer, your shares will be exchanged for the same consideration per Siliconix share you own that you would have received, without interest, if you had tendered your shares in the offer, unless you properly perfect your appraisal rights under Delaware law. See "Purpose of the Offer; The Merger; Appraisal Rights."

     Vishay's common stock is listed on the New York Stock Exchange under the symbol "VSH." Siliconix's common stock is quoted on the Nasdaq National Market under the symbol "SILI."


     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER WITH RESPECT TO THE OFFER AND THE MERGER.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Vishay common stock to be issued in the offer and the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is June 1, 2001.

     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT VISHAY AND SILICONIX FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT A WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 1.


     YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR INFORMATION AGENT, MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, COLLECT AT 212-929-5500 OR TOLL-FREE AT 800-322-2885.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................     1
QUESTIONS AND ANSWERS ABOUT THE OFFER.......................     3
SUMMARY.....................................................     7
  Introduction..............................................     7
  Information About Vishay and Siliconix....................     7
  The Offer.................................................     8
  Risk Factors..............................................     9
  Other Factors to Consider Before Tendering Your Shares....    10
RISK FACTORS................................................    11
FORWARD LOOKING INFORMATION.................................    16
SELECTED FINANCIAL DATA OF VISHAY AND SILICONIX.............    17
SELECTED HISTORICAL FINANCIAL DATA OF VISHAY................    18
SELECTED HISTORICAL FINANCIAL DATA OF SILICONIX.............    19
RECENT DEVELOPMENTS.........................................    20
COMPARATIVE PER SHARE INFORMATION...........................    21
COMPARATIVE MARKET VALUE....................................    22
COMPARATIVE PER SHARE PRICES................................    23
BACKGROUND OF THE OFFER.....................................    25
  Events Leading to the Offer...............................    25
  Events Occurring After the Commencement of the Offer......    28
  Certain Litigation........................................    29
REASONS OF VISHAY FOR THE OFFER.............................    31
OTHER FACTORS TO CONSIDER BEFORE TENDERING YOUR SHARES......    32
FINANCIAL FORECASTS.........................................    34
THE OFFER...................................................    35
  Timing of the Offer.......................................    35
  Extension, Termination and Amendment......................    35
  Exchange of Siliconix Shares; Delivery of Vishay Common
     Stock..................................................    36
  Cash Instead of Fractional Shares of Vishay Common
     Stock..................................................    36
  Procedure for Tendering Shares............................    37
  Withdrawal Rights.........................................    38
  Guaranteed Delivery.......................................    38
  Effect of Tender..........................................    39
  Material U.S. Federal Income Tax Consequences.............    39
  Purpose of the Offer; The Merger; Appraisal Rights........    41
  Conditions of the Offer...................................    43
  Certain Legal Matters and Regulatory Approvals............    45
  Certain Effects of the Offer..............................    45
  Relationships with Siliconix..............................    46

                                                              PAGE
                                                              ----
  Accounting Treatment......................................    47
  Fees and Expenses.........................................    47
INTERESTS OF CERTAIN PERSONS................................    48
COMPARISON OF RIGHTS OF HOLDERS OF SILICONIX COMMON STOCK
  AND HOLDERS OF VISHAY COMMON STOCK........................    49
LEGAL MATTERS...............................................    54
EXPERTS.....................................................    54
MISCELLANEOUS...............................................    54
SCHEDULE I   Certain Information Concerning the Directors
  and Executive Officers of Vishay..........................   I-1
SCHEDULE II  Certain Information Concerning the Directors
             and Executive Officers of Vishay TEMIC
             Semiconductor Acquisition Holdings Corp. ......  II-1
ANNEX A       Section 262 of General Corporation Law of the
              State of Delaware.............................   A-1

                      WHERE YOU CAN FIND MORE INFORMATION

     Vishay and Siliconix file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     You may also obtain copies of this information by mail from the Public Reference Room of the SEC.

     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Vishay and Siliconix, who file electronically with the SEC. The address of that site is www.sec.gov.

     You can also inspect reports, proxy statements and other information about Vishay at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Vishay filed a registration statement on Form S-4 to register with the SEC the Vishay common stock to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer and the merger. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

     Siliconix is required to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the offer within ten business days from the commencement date of the offer and to disseminate this statement to Siliconix stockholders. You may obtain a copy of the Schedule 14D-9 after it is filed (and any amendments to that document) in the manner described above.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Vishay and Siliconix have previously filed with the SEC. These documents contain important information about Vishay and Siliconix and their finances.


VISHAY SEC FILINGS (FILE NO. 001-07416)        PERIOD
Annual Report on Form 10-K...................  Year ended December 31, 2000
Quarterly Report on Form 10-Q................  Quarterly period ended March 31, 2001
The description of Vishay common stock as set
  forth in its Registration Statement on Form
  S-3 (file no. 333-34178)...................  Filed on April 6, 2000
SILICONIX SEC FILINGS (FILE NO. 000-03698)     PERIOD
Annual Report on Forms 10-K and 10-K/A.......  Year ended December 31, 2000
Quarterly Report on Form 10-Q................  Quarterly period ended March 31, 2001
Current Report on Form 8-K...................  Filed on June 1, 2001



     All documents filed by Vishay and Siliconix pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this prospectus to the date that Siliconix shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.


     Vishay has supplied all information contained or incorporated by reference in this document relating to Vishay and Vishay TEMIC. We have obtained the information contained in this document relating to Siliconix from Siliconix or from publicly available sources.

     Documents incorporated by reference are available from us without charge upon request to our information agent, MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, collect at 212-929-5500 or toll-free at 800-322-2885. Exhibits to these documents will only be furnished if they are specifically incorporated by reference in this document. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT OUR OFFER THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q. WHY IS VISHAY MAKING THIS OFFER?

A. Vishay, through Vishay TEMIC, currently owns approximately 80.4% of the outstanding Siliconix common stock. Our purpose in making the offer is to acquire all of the Siliconix shares that we do not already own. Our offer is conditioned on there being tendered a majority of the publicly held Siliconix shares. If that condition is satisfied and if the offer is consummated, we will own more than 90% of the Siliconix shares. As soon as practicable after the conclusion of the offer, we currently intend to effect a short-form merger of Siliconix with a subsidiary of Vishay, with the surviving company being a wholly-owned subsidiary of Vishay.

Q. WHAT WILL I RECEIVE IN EXCHANGE FOR MY SILICONIX SHARES IN THE OFFER?

A. You will be entitled to receive 1.5 shares of Vishay common stock in exchange for each share of Siliconix common stock that you validly tender in the offer. No fractional shares of Vishay common stock will be issued in the offer. Instead, any stockholder entitled to receive a fractional Vishay share will get cash in an amount equal to the fraction multiplied by the closing price of a Vishay share on the NYSE on the day the offer expires.

Q. IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SILICONIX SHARES?


A. If you decide not to tender your shares in the offer and the offer is consummated and the short-form merger takes place, you will receive in the merger the same consideration per Siliconix share you own that you would have received, without interest, if you had tendered your shares in the offer, unless you properly perfect your appraisal rights under Delaware law. Although it is our current intention to effect the short-form merger, we are not required to do so. We would not effect the short-form merger if prevented from doing so by a court or, if in our judgment, it was advisable not to do so in order to settle litigation or avoid litigation risks. See "Purpose of the Offer; The Merger; Appraisal Rights" beginning on page 41.


Q. HOW LONG WILL IT TAKE TO COMPLETE THE OFFER AND THE MERGER?

A. We hope to complete the offer following its scheduled expiration on June 22, 2001. However, we may extend the offer if the conditions to the offer have not been satisfied at the scheduled expiration date or if we are required to extend by the rules of the SEC. We currently intend to complete the merger shortly after the consummation of the offer.

Q. HAS THE SILICONIX BOARD MADE A RECOMMENDATION CONCERNING THE OFFER?

A. No. The Siliconix board has not yet made any recommendation. Under the rules of the SEC, Siliconix is required to disseminate its response to the offer no later than ten business days from the date the offer is commenced.


    Vishay and a special committee of the Siliconix board have been in discussions concerning an earlier proposal by Vishay to acquire the Siliconix shares that is does not already own. See the next question and answer below. The special committee indicated to Vishay that it was unable to favorably recommend to Siliconix's stockholders Vishay's earlier proposal to acquire Siliconix shares for $28.82 per share in cash. The special committee has not yet formally expressed a view to Vishay on this offer.


Q. WHY HAS THE SILICONIX BOARD FORMED A SPECIAL COMMITTEE IN CONNECTION WITH VISHAY'S PROPOSAL TO ACQUIRE ALL OF SILICONIX?

A. Vishay owns approximately 80.4% of Siliconix's outstanding common stock. Four members of Siliconix's board of directors are employees or consultants of Vishay. King Owyang, Siliconix's president and chief executive officer, holds options to purchase 102,500 shares of Vishay common stock. Because of these significant conflicts of interest, after the board of directors of Siliconix was advised that Vishay had an interest in acquiring the shares of Siliconix that it did not already own, the Siliconix board established a special committee consisting of directors who were not then affiliated with Siliconix or Vishay, other than as Siliconix directors, and who held no management positions with Siliconix. The special committee retained its own counsel and investment advisor and was authorized to negotiate with Vishay concerning Vishay's initial proposal, to evaluate the proposal and to make a recommendation to the Siliconix stockholders. See "Background of the Offer" beginning on page 25. You should be aware, however, that members of the special committee have had prior business relationships with Vishay.



    To find out more information about the conflicts of interest that exist between Vishay, the Siliconix board of directors and the special committee, please refer to "Interests of Certain Persons" on page 48.


Q. HAS THERE BEEN ANY OBJECTION BY SILICONIX STOCKHOLDERS TO VISHAY'S PROPOSAL TO ACQUIRE THE PUBLICLY HELD SHARES OF SILICONIX?


A. Yes. A number of class action lawsuits were filed in Delaware and California after Vishay announced its initial proposal to acquire the publicly held shares of Siliconix. These lawsuits allege, among other things, a breach of fiduciary duty by Vishay, Siliconix and certain members of the boards of directors of Vishay and Siliconix and the existence of conflicts of interest of members of the special committee. See "Certain Litigation" on page 29 for a more detailed discussion of these lawsuits. It is a condition to the offer that there be no litigation relating to the offer or the merger at the time shares are accepted for exchange, but we can waive this condition.


Q. WHAT PERCENTAGE OF VISHAY COMMON STOCK WILL SILICONIX STOCKHOLDERS OWN AFTER THE OFFER AND THE MERGER?


A. Immediately after consummation of the offer and the merger, we anticipate that the former public stockholders of Siliconix will hold approximately 6.0% of the outstanding shares of Vishay, including for this purpose Vishay's Class B common stock. This assumes 122,396,709 shares of Vishay common stock and 15,518,546 shares of Vishay Class B common stock outstanding before giving effect to the consummation of the offer and the merger, that 8,773,560 shares of Vishay common stock will be issued in the offer and the merger and that no stockholders exercise appraisal rights.



    The holders of Vishay common stock are entitled to one vote for each share held, while the holders of Class B common stock are entitled to 10 votes for each share held. The former public stockholders of Siliconix, who are receiving common stock, will hold approximately 3.1% of the outstanding voting power of Vishay immediately following the offer and the merger. See "Risk Factors -- The holders of Class B common stock have voting control of Vishay" on page 15.


Q. WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

A. The offer is subject to several conditions, including:

    - at least a majority of the outstanding Siliconix common stock not held by Vishay or its subsidiaries having been validly tendered and not properly withdrawn;

    - the registration statement of which this prospectus is a part having been declared effective by the SEC;

    - the shares of Vishay common stock to be issued in the offer having been approved for listing on the NYSE;

    - the tax opinion of Kramer Levin Naftalis & Frankel LLP, filed as an exhibit to the registration statement, not having been withdrawn;

    - there not having occurred any other event that would reasonably be expected to have a material adverse effect on Siliconix;

    - the absence of certain legal impediments to the offer or the merger; and

    - the absence of certain litigation or other legal action by or before any court or governmental authority.

    The minimum condition, the registration statement effectiveness condition and the listing condition will not be waived in this offer. These conditions and other conditions to the offer are discussed in this prospectus under "Conditions of the Offer" beginning on page 43.


Q. HOW DO I PARTICIPATE IN YOUR OFFER?

A. To tender your shares, you should do the following:

    - If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to American Stock Transfer & Trust Company, the exchange agent for the offer, at the appropriate address specified on the back cover page of this prospectus before the expiration date of the offer.

    - If you hold your shares in "street name" through a broker or other nominee, instruct your nominee to tender your shares before the expiration date.


    Alternatively, you may comply with the guaranteed delivery procedures set forth in "Guaranteed Delivery" beginning on page 38. For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to "The Offer" beginning on page 35.


Q. WILL I BE TAXED ON THE VISHAY COMMON STOCK THAT I RECEIVE?

A. Your receipt of the Vishay common stock will generally be tax-free for United States federal income tax purposes. However, you may be subject to taxes for any cash received in lieu of a fraction of a share of Vishay common stock.

Q. WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A. If you are the record owner of your Siliconix shares and you tender your shares directly to the exchange agent, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

Q. DO THE STATEMENTS ON THE COVER PAGE REGARDING THIS PROSPECTUS BEING SUBJECT TO CHANGE AND THE REGISTRATION STATEMENT FILED WITH THE SEC NOT YET BEING EFFECTIVE MEAN THAT THE OFFER HAS NOT COMMENCED?

A. No. Effectiveness of the registration statement is not necessary for the offer to commence. Last year, the SEC changed its rules to permit exchange offers to begin before the related registration statement has become effective, and we are taking advantage of the rule changes. We cannot, however, accept for exchange any shares tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived.

Q. ARE VISHAY'S BUSINESS, PROSPECTS AND FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

A. Yes. Shares of Siliconix accepted in the offer will be exchanged for Vishay common stock and so you should consider Vishay's business, prospects and financial condition before you decide to tender your shares in the offer. In considering Vishay's business, prospects and financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q. WHERE CAN I FIND OUT MORE INFORMATION ABOUT VISHAY AND SILICONIX?

A. You can find out information about Vishay and Siliconix from various sources described under "Where You Can Find More Information" beginning on page 1.

Q. WHO CAN I CALL WITH QUESTIONS ABOUT THE OFFER?

A. You can contact our information agent, MacKenzie Partners, Inc., collect at 212-929-5500 or toll-free at 800-322-2885.

                                    SUMMARY

     This summary highlights selected information from this document and does not contain all of the information that is important to you. To better understand the offer and the short-form merger and for a more complete description of the legal terms of the offer and the merger, you should read carefully this entire document and the documents to which you have been referred. See "Where You Can Find More Information" beginning on page 1.

                                  INTRODUCTION

     We propose to acquire all the shares of common stock of Siliconix that we do not own. Currently, Vishay owns approximately 80.4% of Siliconix's outstanding shares. We are offering to exchange 1.5 shares of Vishay common stock for each outstanding share of Siliconix common stock validly tendered and not properly withdrawn in the offer. We will not accept any Siliconix shares for exchange in the offer unless the shares tendered constitute at least a majority of the publicly held shares. There are also other conditions to the offer.

     We currently intend to merge Siliconix with a wholly-owned subsidiary of Vishay promptly after the consummation of the offer, by way of a short-form merger under Delaware law. Each share of Siliconix common stock which has not been exchanged or accepted for exchange in the offer would be converted in the merger into the same consideration per Siliconix share as is exchanged in the offer.

                     INFORMATION ABOUT VISHAY AND SILICONIX

VISHAY INTERTECHNOLOGY, INC.
63 Lincoln Highway
Malvern, Pennsylvania 19355
(610) 644-1300

     Vishay, a Fortune 1000 Company, is the largest U.S. and European manufacturer of passive electronic components (resistors, capacitors, and inductors) and a leading producer of discrete semiconductor components (diodes, transistors and optoelectronic products). All of these components are vital to the operation of electronic circuits and can be found in computers, telephones, TVs, automobiles, household appliances, medical equipment, satellites and military and aerospace equipment. With headquarters in Malvern, Pennsylvania, Vishay employs over 20,000 people in over 66 facilities in the U.S., Mexico, Germany, Austria, the United Kingdom, France, Portugal, the Czech Republic, Israel, Japan, Taiwan (R.O.C.), China, and the Philippines. See Schedule I for certain information regarding the directors and executive officers of Vishay.

     Vishay reviews acquisition opportunities in the ordinary course of business, some of which may be material and some of which are currently under investigation, discussion or negotiation. There can be no assurance that any of such acquisitions will be consummated.

SILICONIX INCORPORATED
2201 Laurelwood Road
Santa Clara, California 95054
(908) 958-8000

     Siliconix designs, markets and manufactures power and analog semiconductor products. Siliconix focuses on technologies and products for the communications, computer and automotive markets; additionally, many of its products are also used in instrumentation and industrial applications.

                              THE OFFER (PAGE 34)


EXCHANGE OF SILICONIX SHARES; DELIVERY OF VISHAY COMMON STOCK

     Upon the terms and subject to the conditions of the offer, we will accept for exchange, and will exchange, Siliconix shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date of our offer.

TIMING OF THE OFFER


     Our offer is currently scheduled to expire on Friday, June 22, 2001; however, we may extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. For further details, see "Extension, Termination and Amendment" beginning on page 35.


EXTENSION, TERMINATION AND AMENDMENT

     We reserve the right, in our sole discretion, at any time or from time to time to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all Siliconix shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Siliconix shares prior to the expiration date of the offer.

     We reserve the right to increase or decrease the exchange ratio or to make any other changes in the terms and conditions of the offer. However, in no event will we consummate the offer unless the registration statement has been declared effective, the Vishay shares issuable in the offer have been listed on the NYSE and at least a majority of the publicly held shares of Siliconix have been validly tendered for exchange and not properly withdrawn.

     Any increase or decrease in the exchange ratio or extension, termination, other amendment or delay of the offer will be made by giving written or oral notice to the exchange agent. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

WITHDRAWAL RIGHTS

     Siliconix shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer.

PROCEDURE FOR TENDERING SHARES

     The method of tendering your shares in the offer will depend on whether the shares are held in certificate or book-entry form.

     - If your shares are held in certificate form, you must deliver the certificates, a properly completed and duly executed letter of transmittal, or a manually executed facsimile of that document, and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus. In the circumstances detailed in the letter of transmittal, the signatures on the letter of transmittal must be guaranteed.


     - If your Siliconix shares are held in book-entry form, the shares must be tendered in accordance with the procedures for book-entry tender, and the exchange agent must receive a so-called "agent's message" and a confirmation of receipt of the tender. The procedures for book-entry transfer are described under "Procedure for Tendering Shares" beginning on page 37.


     In all cases, deliveries must be made prior to the expiration of the offer.


     If your shares are not currently available and you cannot now comply with the preceding requirements, you can still participate in the offer by complying with the guaranteed delivery procedures set forth under "Guaranteed Delivery" beginning on page 38.


APPRAISAL RIGHTS


     Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights are available in connection with the short-form merger. For a detailed discussion of these appraisal rights, see "Purpose of the Offer; The Merger; Appraisal Rights" beginning on page 41.


ACCOUNTING TREATMENT


     The merger will be accounted for at historical costs, with the exception of the Siliconix minority interest acquired in the offer, and the merger which will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles. Accordingly, the cost to acquire the Siliconix minority interest in excess of its carrying value will be allocated on a pro rata basis to the assets acquired and liabilities assumed based on their fair values, with any excess being allocated to goodwill.



     The acquisition of the Siliconix common stock would not be considered material to Vishay and, accordingly, Vishay is not required to include pro forma financial information in this prospectus, except as provided in "Comparative Per Share Information" on page 23.



                             RISK FACTORS (PAGE 11)


     In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents to which we refer you. You should carefully take into account the following risk factors:

     - the market value of Vishay common stock at the time you tender may be different than at the time you receive your Vishay shares in the offer and the merger; the exchange ratio for the offer will not be adjusted based upon changes in the market price of Vishay stock;

     - the price of Vishay common stock could depend upon factors different than those affecting the price of Siliconix common stock; the price of Vishay common stock could decline following the offer;

     - there are risks associated with integrating Siliconix into Vishay, including the risk that the anticipated benefits of the business combination may not be fully realized; and

     - there are general risks associated with Vishay's business, including competition, its ability to respond to technological change and the current softness in the electronic component industry.


     See "Risk Factors" beginning on page 11 for a more complete discussion of these and other risk factors.

        OTHER FACTORS TO CONSIDER BEFORE TENDERING YOUR SHARES (PAGE 32)



     In addition to the risk factors, there are a variety of other factors that you should consider in determining whether to tender your shares in the offer. Among these are the anticipated competitive advantages that a fully combined entity could have and the larger trading volume and analyst coverage of the Vishay common stock over the Siliconix common stock. You should also consider Siliconix's positive historical business performance, its historical stock price in relation to its earnings and Siliconix's other business strengths and innovative traditions from which you will benefit only indirectly as a stockholder of Vishay. See "Other Factors to Consider Before Tendering Your Shares" beginning on page 32 and "Relationships with Siliconix" beginning on page 46.

                                  RISK FACTORS

     In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

  RISKS RELATED TO THE OFFER AND THE MERGER

THE NUMBER OF VISHAY SHARES THAT YOU RECEIVE IN THE OFFER WILL BE BASED UPON A FIXED EXCHANGE RATIO. THE VALUE OF THE VISHAY SHARES AT THE TIME YOU RECEIVE THEM COULD BE LESS THAN AT THE TIME YOU TENDER YOUR SILICONIX SHARES.


     In the offer, each Siliconix share will be exchanged for 1.5 Vishay shares. This is a fixed exchange ratio. The offer does not provide for an adjustment in the exchange ratio even if there is a decrease in the market price of the Vishay common stock between the date of this prospectus and the expiration date of the offer. The market price of the Vishay common stock will likely be different on the date of the expiration of the offer than it is today because of changes in the business, operations or prospects of Vishay, market reactions to this offer, possible other Vishay acquisitions, issuances by Vishay of equity or debt securities, general market and economic conditions and other factors. Tendering stockholders of Siliconix are urged to obtain current market quotations for the Vishay common stock and the Siliconix common stock. See "Conditions of the Offer" beginning on page 43 and "Comparative Per Share Prices" on page 23.


BENEFITS OF THE COMBINATION MAY NOT BE REALIZED.

     If we consummate the offer and the contemplated short-form merger, we will integrate two separate companies whose operations have until now been integrated in only limited ways. The successful combination of Vishay and Siliconix will require, among other things, integration of Vishay's and Siliconix's sales and marketing programs, their information and software systems, their employee retention, hiring and training programs, and their research and development efforts. The consolidation of business functions, the integration of departments, systems and procedures, and relocation of staff may present management challenges. We may not be able to fully integrate the operations of Siliconix with our operations without encountering difficulties. The integration may not be completed as rapidly as we expect or achieve anticipated benefits. Also, management's attention may be diverted by the integration effort, which could adversely affect the combined company's businesses.

WE MAY INCUR INTEGRATION AND RESTRUCTURING COSTS.


     If the offer and the merger are consummated, we may incur significant charges as a result of rationalizing and integrating operations. These costs may include severance and related employee benefit costs and other restructuring costs, among others.


THE TRADING PRICE OF VISHAY COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF SILICONIX COMMON STOCK. THE PRICE OF VISHAY COMMON STOCK COULD DECLINE FOLLOWING THE OFFER.

     Upon consummation of the offer and the merger, holders of Siliconix common stock will become holders of Vishay common stock. Vishay's business differs from that of Siliconix, and Vishay's results of operations and business, as well as the trading price of Vishay common stock, may be affected by factors different from those affecting Siliconix's results of operations and business and the price of Siliconix common stock. The price of Vishay common stock may decrease after shares are accepted for exchange in the offer or after the merger is consummated.

OFFICERS AND DIRECTORS OF SILICONIX HAVE POTENTIAL CONFLICTS OF INTEREST IN THE OFFER.

     Under the SEC rules, Siliconix will be required to file with the SEC and disseminate to Siliconix stockholders its response to Vishay's offer not later than ten business days from the commencement date of the offer. In evaluating the Siliconix recommendation, you should be aware that there exist conflicts of interest among members of the Siliconix board. Not only does Vishay own approximately 80.4% of the outstanding Siliconix stock, but four of the seven members of the Siliconix board have affiliations with Vishay and King Owyang, president and chief executive officer of Siliconix, holds options to purchase Vishay stock. For this reason, the board of Siliconix designated a special committee of its directors to consider, evaluate and make a recommendation concerning Vishay's initial proposal to acquire all of Siliconix. Members of the special committee have no present relationships with Vishay, but in the past, they have had significant ties to Vishay. See "Interests of Certain Persons" on page 48.


  RISKS RELATED TO VISHAY'S BUSINESS GENERALLY


VISHAY'S BUSINESS IS CYCLICAL AND CURRENT SOFTNESS IN THE ELECTRONIC COMPONENT INDUSTRY MAY CONTINUE AND MAY BECOME MORE PRONOUNCED.



     Vishay and others in the electronic and semiconductor component industry have recently experienced softness in product demand on a global basis, resulting in order cancellations and deferrals. This softness is primarily attributable to a slowing of growth in the personal computer and cell phone product markets. This slowdown may continue and may become more pronounced. Such a slowdown in demand, as well as recessionary trends in the global economy in general or in specific countries or regions where we sell the bulk of our products, such as the U.S., Germany, France or the Pacific Rim, makes it more difficult for us to predict our future sales, which also makes it more difficult to manage our operations, and could adversely impact our results of operations. In the past, adverse economic trends that resulted in a slowdown in demand for electronic components materially and adversely impacted Vishay's results of operations. A decrease in the current demand for Vishay's products or an increase in supply due to the expansion of production capacity by Vishay's competitors could cause a significant drop in average sales prices, which could, in turn, cause a reduction in Vishay's gross margins and operating profits. In addition, at the initial stage of a business cycle increased efforts by distributors to sell inventory remaining from the prior cycle may cause average selling prices to decrease. Vishay's published first quarter 2001 operating results and those of its competitors can be viewed as being reflective of these industry trends. Although both Vishay and Siliconix operate in the electronic components industry, their businesses differ and the effects of the current slowdown on their operations and prospects may not be the same.


TO REMAIN SUCCESSFUL, VISHAY MUST CONTINUE TO INNOVATE.

     Vishay's future operating results are dependent on its ability to continually develop, introduce and market new and innovative products, to modify existing products to respond to technological change and to customize certain products to meet customer requirements. There are numerous risks inherent in this process, including the risks that Vishay will be unable to anticipate the direction of technological change or that Vishay will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands. If this occurs, Vishay could lose customers and experience adverse effects on its financial condition, results of operation and prospects. Siliconix has had a history of successful product innovation, including in the past year.

IN THE PAST VISHAY HAS GROWN THROUGH ACQUISITIONS BUT THIS MAY NOT CONTINUE.

     Vishay's long-term historical growth in revenues and net earnings has resulted in large part from its strategy of expansion through acquisitions. However, we cannot assure you that Vishay will identify or succeed in consummating transactions with suitable acquisition candidates in the future. From time to time, when Vishay is in the process of pursuing a strategic acquisition, Vishay or the acquisition target may feel compelled in order to comply with applicable law or for other reasons to announce the potential acquisition or Vishay's desire to enter into a certain market prior to the parties' entering into formal agreements. If an acquisition is announced and then not consummated, Vishay's credibility in the financial markets could suffer.

     If Vishay were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through bank borrowings or the issuance of public or private debt. This would decrease Vishay's ratio of earnings to fixed charges and adversely affect other leverage criteria. Under our existing credit facility we are required to secure any borrowings by pledges of our stock interest in, and obtain certain guarantees from, certain of our significant subsidiaries. In addition, this credit facility restricts us from paying cash dividends on our capital stock, requires us to comply with other covenants including the application of specific financial ratios and requires us to obtain the lenders' consent for certain additional debt financing. We cannot assure you that the necessary acquisition financing would be available to Vishay when required on acceptable terms. If Vishay were to undertake an acquisition for equity, the acquisition may have a dilutive effect on the interests of the holders of Vishay common stock.


VISHAY'S RESULTS ARE SENSITIVE TO RAW MATERIAL AVAILABILITY, QUALITY AND COST.


     Many of Vishay's products require the use of raw materials which are produced in only a limited number of regions around the world or are available from only a limited number of suppliers. Vishay's results of operations may be adversely affected if Vishay has difficulty obtaining these raw materials, the quality of available raw materials deteriorates or there are significant price increases for these raw materials. For example, the prices for tantalum and palladium, two raw materials we use in our capacitors, are subject to fluctuation. For periods in which the prices of these raw materials are rising, we may be unable to pass on the increased cost to our customers and thereby experience decreased margins for the products in which they are used. For periods in which the prices are declining, we may be required to write down our inventory carrying cost of these raw materials which, depending on the extent of the difference between market price and our carrying cost, could have a material adverse effect on our net earnings. In addition, from time to time there have been short-term market shortages of these raw materials. While these shortages have not historically adversely affected our ability to increase production of products containing these raw materials, they have historically resulted in higher raw material costs for us. We cannot assure that any such market shortages in the future would not adversely affect our ability to increase production, particularly during periods of growing demand for our products.



     Vishay is a major consumer of the world's annual production of tantalum, a material used in the manufacture of tantalum capacitors. There are currently three major suppliers that process tantalum ore into capacitor grade tantalum powder. Vishay believes that in the long term there exist sufficient tantalum ore reserves and a sufficient number of tantalum processors to satisfy demand. The market prices of tantalum ore are currently declining. Depending on the extent of this trend, we could be required to write down the carrying cost of our inventory of tantalum ore, which could have a material adverse effect on our net earnings.



     Palladium, a metal used to produce multi-layer ceramic capacitors, is currently found primarily in South Africa and Russia. Palladium is a commodity product that is subject to price volatility. The price of palladium fluctuated in the range of approximately $201 to $970 per troy ounce during the three years ended December 31, 2000. Since that time, the price of palladium has been as high as $1,110 per troy ounce and as of May 25, 2001, it was approximately $660 per troy ounce.


VISHAY FACES INTENSE COMPETITION IN ITS BUSINESS.


     Vishay's business is highly competitive worldwide, with low transportation costs and few import barriers. Vishay competes principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. The electronics components industry has become increasingly concentrated and globalized in recent years and Vishay's major competitors, some of which are larger than Vishay, have significant financial resources and technological capabilities.


VISHAY'S BACKLOG IS SUBJECT TO CUSTOMER CANCELLATION.

     Many of the orders that comprise Vishay's backlog may be canceled by customers without penalty. Customers may on occasion double and triple order components from multiple sources to ensure timely delivery when backlog is particularly long. Customers often cancel orders when business is weak and inventories are excessive, a phenomenon that Vishay has experienced in the current economic slowdown. Therefore, Vishay cannot be certain the amount of its backlog does not exceed the level of orders that will ultimately be delivered. Vishay's results of operations could be adversely impacted if customers were to cancel a material portion of orders in Vishay's backlog.


VISHAY MAY NOT HAVE ADEQUATE FACILITIES TO SATISFY FUTURE INCREASES IN DEMAND FOR ITS PRODUCTS.


     Vishay's business is cyclical and in periods of a rising economy may experience intense demand for its products. During such periods, Vishay may have difficulty expanding its manufacturing to satisfy demand. Factors which could limit such expansion include delays in procurement of manufacturing equipment, shortages of skilled personnel and capacity constraints at Vishay's facilities. If Vishay is unable to meet its customers' requirements and its competitors sufficiently expand production, Vishay could lose customers and/or market share. This could have an adverse effect on Vishay's financial condition, results of operations and prospects.


FUTURE CHANGES IN VISHAY'S ENVIRONMENTAL LIABILITY AND COMPLIANCE OBLIGATIONS MAY HARM VISHAY'S ABILITY TO OPERATE OR INCREASE COSTS.


     Vishay's manufacturing operations, products and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances, wastes and certain chemicals used or generated in Vishay's manufacturing processes, employee health and safety labelling or other notifications with respect to the content or other aspects of Vishay's processes, products or packaging, restrictions on the use of certain materials in or on design aspects of Vishay's products or product packaging and responsibility for disposal of products or product packaging. More stringent environmental regulations may be enacted in the future, and Vishay cannot presently determine the modifications, if any, in Vishay's operations that any such future regulations might require, or the cost of compliance with these regulations. In order to resolve liabilities at various sites, Vishay has entered into various administrative orders and consent decrees, some of which may, under certain conditions, be reopened or subject to renegotiation.


  RISKS RELATED TO VISHAY'S OPERATIONS OUTSIDE THE UNITED STATES

VISHAY DERIVES A SUBSTANTIAL AMOUNT OF ITS REVENUES FROM OUTSIDE THE UNITED STATES.


     Approximately 56% of Vishay's revenues during 2000 were derived from sales to customers outside the United States. Vishay's operating results could be adversely affected by currency exchange rate fluctuations, regional inflation, changes in monetary policy and tariffs, changes in local laws and regulations in jurisdictions other than the U.S., international trade restrictions, intergovernmental disputes, local laws that increase labor costs and reduction or cancellation of government grants, tax benefits or other incentives.


VISHAY OBTAINS SUBSTANTIAL BENEFITS BY OPERATING IN ISRAEL, BUT THESE BENEFITS MAY NOT CONTINUE.

     Vishay has increased its operations in Israel over the past several years. The low tax rates in Israel applicable to earnings of Vishay's operations in that country, compared to the rates in the U.S., have had the effect of increasing Vishay's net earnings. In addition, Vishay has taken advantage of certain incentive programs in Israel, which take the form of grants designed to increase employment in Israel. Any significant increase in the Israeli tax rates or reduction or elimination of the Israeli grant programs that have benefited Vishay could have an adverse impact on Vishay's results of operations. See Note 1 to the Consolidated Financial Statements in Vishay's 2000 Annual Report on Form 10-K incorporated by reference in this prospectus for a description of Vishay's accounting policy for grants received by certain subsidiaries from governments outside the United States.

VISHAY ATTEMPTS TO IMPROVE PROFITABILITY BY OPERATING IN COUNTRIES IN WHICH LABOR COSTS ARE LOW, BUT THE SHIFT OF OPERATIONS TO THESE REGIONS MAY ENTAIL CONSIDERABLE EXPENSE.


     Vishay's strategy is aimed at achieving significant production cost savings through the transfer and expansion of manufacturing operations to and in countries with lower production costs, such as Israel, Mexico, Portugal, the Czech Republic, Taiwan and the People's Republic of China. In this process, Vishay may experience under-utilization of certain plants and factories in high labor cost regions and capacity constraints in plants and factories located in low labor cost regions. This may result initially in production inefficiencies and higher costs. Such costs include those associated with compensation in connection with work force reductions and plant closings in the higher labor cost regions, and start-up expenses, manufacturing and construction delays, and increased depreciation costs in connection with the initiation or expansion of production in lower labor cost regions. For example, during the first quarter of 2001 restructuring costs were $6.0 million as a result of Vishay's accelerated effort to streamline operations in response to the continued weakness in the electronic components market at the time, and we estimate that additional restructuring costs during 2001 will be approximately $30 million.


     As Vishay implements transfers of certain of its operations it may experience strikes or other types of labor unrest as a result of lay-offs or termination of Vishay's employees in high labor cost countries.

  RISKS RELATED TO VISHAY'S CAPITAL STRUCTURE

THE HOLDERS OF CLASS B COMMON STOCK HAVE VOTING CONTROL OF VISHAY.


     Vishay has two classes of common stock: common stock and Class B common stock. The holders of common stock are entitled to one vote for each share held, while the holders of Class B common stock are entitled to 10 votes for each share held. Currently, the holders of the Class B common stock hold 54.1% of the voting power of Vishay. As a result, the holders of Class B common stock are able to cause the election of the entire board of directors of Vishay. The holders of the Class B common stock may also be able to approve other action as stockholders without obtaining the votes of other stockholders of Vishay.


THE EXISTENCE OF THE CLASS B COMMON STOCK MAY DEPRIVE OTHER STOCKHOLDERS OF A PREMIUM VALUE FOR THEIR SHARES IN A TAKEOVER.

     The effective control of Vishay by holders of the Class B common stock may make Vishay less attractive as a target for a takeover proposal. It may also render more difficult or discourage a merger proposal or proxy contest for the removal of the incumbent directors, even if such actions were favored by all stockholders of Vishay other than the holders of the Class B common stock. Accordingly, this may deprive the holders of common stock of an opportunity they might otherwise have to sell their shares at a premium over the prevailing market price in connection with a merger or acquisition of Vishay with or by another company.

                          FORWARD LOOKING INFORMATION

     Certain statements contained in or incorporated by reference into this document are "forward looking statements." These forward looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward looking statements. All forward looking statements involve risks and uncertainties. In particular, any statements regarding the benefits of the offer and the merger, as well as expectations with respect to future business performance, operating efficiencies and cost savings, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Vishay and Siliconix, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among other things:

     - the ability to fully integrate Siliconix into Vishay's operations,

     - overall economic and business conditions,

     - the demand for Vishay's and Siliconix's goods and services,

     - competitive factors in the industries in which Vishay and Siliconix compete,

     - changes in government regulation,

     - changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations,

     - developments in and results of litigation, including the stockholder actions commenced after announcement of Vishay's initial proposal to acquire the publicly held shares of Siliconix,

     - interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions,

     - economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders,

     - the timing, impact and other uncertainties of pending and future acquisitions by Vishay; and

     - the ability to achieve anticipated synergies and other cost savings in connection with such future acquisitions.

     These factors and the risk factors described in the previous section are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. The forward looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved or will occur.

                SELECTED FINANCIAL DATA OF VISHAY AND SILICONIX


     The following information is being provided to assist you in analyzing the financial aspects of the offer and the merger. The information for Vishay for the three months ended March 31, 2001 and 2000 was derived from the unaudited Consolidated Financial Statements included in Vishay's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001. The data presented for Vishay for the three months ended March 31, 2001 and 2000 are unaudited but, in the opinion of Vishay's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Vishay's results for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2001. The information for Vishay for each of the five years in the period ended December 31, 2000 was derived from the audited Consolidated Financial Statements included in Vishay's Annual Reports on Form 10-K. You should be aware that Vishay's financial statements reflect its ownership interest in Siliconix.



     The information for Siliconix for the three months ended March 31, 2001 and April 2, 2000 was derived from the unaudited Consolidated Financial Statements included in Siliconix's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001. The data presented for Siliconix for the three months ended March 31, 2001 and April 2, 2000 are unaudited but, in the opinion of Siliconix's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Siliconix's results for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2001. The information for Siliconix for each of the five years in the period ended December 31, 2000 was derived from the audited Consolidated Financial Statements included in Siliconix's Annual Reports on Form 10-K.


     The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Vishay and Siliconix with the SEC. See "Where You Can Find More Information" on page 1.

                  SELECTED HISTORICAL FINANCIAL DATA OF VISHAY

                                    (UNAUDITED)
                                 AS OF AND FOR THE
                                   THREE MONTHS
                                  ENDED MARCH 31,          AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                -------------------   ----------------------------------------------------
                                  2001       2000       2000     1999(1)    1998(2)    1997(3)    1996(4)
                                --------   --------   --------   --------   --------   --------   --------
                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales.....................  $  558.5   $  538.9   $2,465.1   $1,760.1   $1,572.7   $1,125.2   $1,098.0
Interest expense..............       2.9       12.5       25.2       53.3       49.0       18.8       17.4
Earnings before income taxes
  and minority interest.......     119.5      103.9      690.2      134.7       42.6       89.6       70.8
Income taxes..................      26.9       23.5      148.2       36.9       30.6       34.2       17.7
Minority interest.............       2.5        6.2       24.2       14.5        3.8        2.1        0.5
Net earnings..................      90.1       74.3      517.9       83.2        8.2       53.3       52.6
Basic earnings per share(5)...      0.65       0.57       3.83       0.66       0.07       0.42       0.41
Diluted earnings per
  share(5)....................      0.65       0.56       3.77       0.65       0.07       0.42       0.41
Weighted average shares
  outstanding -- basic(5).....     137.7      130.0      135.3      126.7      126.7      126.7      126.6
Weighted average shares
  outstanding -- diluted(5)...     138.9      132.7      137.5      128.2      126.8      126.9      126.7
BALANCE SHEET DATA:
Total assets..................  $2,933.0              $2,783.7   $2,323.8   $2,462.7   $1,719.6   $1,558.5
Long-term debt................     253.0                 140.5      656.9      814.8      347.5      229.9
Working capital...............   1,230.4               1,057.2      604.2      650.5      455.1      434.2
Stockholders' equity..........   1,902.9               1,833.9    1,013.6    1,002.5      959.6      945.2

-------------------------
(1) The sale of Nicolitch, S.A. and a tax rate change in Germany reduced net earnings by $14,562,000 ($0.11 per share).

(2) Includes the results from March 1, 1998 of TEMIC Semiconductor GmbH and special charges after taxes of $55,335,000 ($0.44 per share).

(3) Includes the results from July 1, 1997 of Lite-On Power Semiconductor Corporation and special charges after taxes of $27,692,000 ($0.22 per share).

(4) Includes restructuring expenses of $38,030,000 ($0.21 per share).

(5) Adjusted to reflect a three-for-two stock split distributed on June 9, 2000, a five-for-four stock split distributed on June 22, 1999 and 5% stock dividends paid on June 11, 1998, June 9, 1997 and June 7, 1996.

                SELECTED HISTORICAL FINANCIAL DATA OF SILICONIX

                                           (UNAUDITED)
                                          AS OF AND FOR
                                            THE THREE
                                           MONTHS ENDED
                                       --------------------    AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                       MARCH 31,   APRIL 2,   -------------------------------------------
                                         2001        2000      2000     1999     1998      1997     1996
                                       ---------   --------   ------   ------   ------    ------   ------
                                                        (IN MILLIONS, EXCEPT PER SHARE)
INCOME STATEMENT DATA:
Net sales............................   $ 88.1      $114.5    $473.1   $383.3   $282.3    $321.6   $268.9
Operating income.....................     12.5        35.0     137.2     92.2      5.4(1)   44.0     31.9
Net income...........................     10.2        26.7     107.6     66.1      .74      33.0     26.0
Net income (basic and diluted)(2)....     0.34        0.90      3.60     2.21     0.02      1.10     0.87
Shares used to compute basic and
  diluted net income per share(2)....     29.9        29.9      29.9     29.9     29.9      29.9     29.9
BALANCE SHEET DATA:
Total assets.........................   $459.2                $503.9   $346.7   $317.3    $281.5   $238.7
Working capital......................    203.7                 190.1     96.9     53.7      50.2     38.2
Total long-term debt, including
  related party......................      1.9                   1.8      1.7     51.8      38.5     39.4
Stockholders' equity.................    334.1                 323.8    216.3    150.1     149.6    116.6

-------------------------
(1) Included in operating income for 1998 is a restructuring charge of $19,751,000 relating to the acquisition on March 2, 1998 of the approximately 80.4% interest in Siliconix by Vishay TEMIC.

(2) Net income per share and average shares outstanding have been adjusted to give effect to the three-for-one split of Siliconix's common stock effected on February 29, 2000.

                              RECENT DEVELOPMENTS

     On April 2, 2001, Vishay announced a proposal to acquire General Semiconductor, Inc., which is listed on the New York Stock Exchange under the symbol "SEM." Under the proposal, Vishay would exchange one share of Vishay common stock for every two shares of General Semiconductor. Vishay made its proposal to General Semiconductor through a letter which was sent by Vishay to General Semiconductor's President and Chief Executive Officer, Ronald A. Ostertag. General Semiconductor has rejected publicly the Vishay proposal.

     On April 25, 2001, Siliconix filed a patent infringement lawsuit against General Semiconductor. The suit was filed in the United States District Court for the Northern District of California and alleged that certain General Semiconductor products infringe two patents held by Siliconix.


     On May 30, 2001, Vishay announced the private offering of a series of zero-coupon convertible subordinated notes due 2021, known as Liquid Yield Option(TM) Notes (LYONs), having a yield to maturity of 3.0%. The gross proceeds from the offering are anticipated to be approximately $303.2 million, with additional proceeds of $50.2 million if an over-allotment option is exercised in full. Vishay intends to use the proceeds of the offering to retire existing debt and for general corporate purposes. The LYONs will be convertible into approximately 11.3 million shares of Vishay common stock assuming the over-allotment option is fully exercised. The LYONs offering is scheduled to close on June 4, 2001.

                       COMPARATIVE PER SHARE INFORMATION


     The following table presents the Vishay and Siliconix historical and pro forma combined and Siliconix pro forma equivalent per share data as of and for the three months ended March 31, 2001 and as of and for the twelve months ended December 31, 2000. The information presented should be read in conjunction with the historical financial statements and related notes thereto of Vishay and Siliconix and the selected historical financial data including the notes thereto, each incorporated in or included elsewhere in this prospectus. Comparative pro forma data have been included for comparative purposes only and do not (i) purport to be indicative of (I) the results of operations or financial position which actually would have been obtained if the offer and the merger had been completed at the beginning of the period or as of the date indicated, or (II) the results of operations or financial position which may be obtained in the future or (ii) take into account Vishay's LYONs offering or the shares of Vishay common stock issuable upon conversion of the LYONs. See "Recent Developments" on page 20.



                                                                     VISHAY AND SILICONIX        SILICONIX
                                       VISHAY         SILICONIX           UNAUDITED             EQUIVALENT
                                     HISTORICAL       HISTORICAL      PRO FORMA COMBINED    UNAUDITED PRO FORMA
                                   PER SHARE DATA   PER SHARE DATA   PER SHARE DATA(1)(2)    PER SHARE DATA(1)
                                   --------------   --------------   --------------------   -------------------
THREE MONTHS ENDED MARCH 31, 2001
  (UNAUDITED)
Income from continuing operations
  per share of common stock:
  Basic..........................      $ 0.65           $ 0.34              $ 0.62                $ 0.93
  Diluted........................        0.65             0.34                0.61                  0.92
Cash dividends per share of
  common stock...................         N/A              N/A                 N/A                   N/A
Book value per share of common
  stock(3).......................       13.80            11.18               12.98                 19.47
YEAR ENDED DECEMBER 31, 2000
Income from continuing operations
  per share of common stock:
  Basic..........................      $ 3.83           $ 3.60              $ 3.66                $ 5.49
  Diluted........................        3.77             3.60                3.61                  5.42
Cash dividends per share of
  common stock...................         N/A              N/A                 N/A                   N/A
Book value per share of common
  stock(3).......................       13.30            10.84               12.57                 18.86


-------------------------
(1) The unaudited pro forma combined income and book value per share of common stock are based on Siliconix stockholders receiving 1.5 shares of Vishay common stock for each share of Siliconix common stock. The Siliconix equivalent unaudited pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 1.5.


(2) Reflects the historical operations of Vishay and Siliconix adjusted to reflect the impact of purchase accounting by Vishay and the issuance of Vishay common stock in the offer and the merger (assumed to be 8,773,560 shares of Vishay common stock).


(3) Book value per share of common stock is computed by dividing stockholders' equity by the number of shares of common stock outstanding as of March 31, 2001 and December 31, 2000, respectively. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of March 31, 2001 and December 31, 2000, respectively.

                            COMPARATIVE MARKET VALUE

     The following table sets forth:


     - the closing prices per share and aggregate market value of Vishay common stock and of Siliconix common stock on the New York Stock Exchange and on the Nasdaq National Market, respectively, on February 21, 2001, the last trading day prior to the public announcement of Vishay's initial cash offer, on May 24, 2001, the last trading day prior to the public announcement of this proposed offer, and on May 31, 2001, the last trading day prior to the date of this prospectus; and


     - the equivalent price per share and equivalent market value of Siliconix common stock, based on the exchange ratio.


                                                    VISHAY         SILICONIX        SILICONIX
                                                  HISTORICAL       HISTORICAL     EQUIVALENT(1)
                                                --------------    ------------    --------------
On February 21, 2001
  Closing price per share of common stock.....          $17.75          $26.13            $26.63
  Market value of common stock(2).............  $2,448,605,861    $780,739,315      $795,678,835
On May 24, 2001
  Closing price per share of common stock.....          $25.81          $32.85            $38.72
  Market value of common stock(2).............  $3,559,592,732    $981,526,464    $1,156,916,429
On May 31, 2001
  Closing price per share of common stock.....          $20.60          $32.52            $30.90
  Market value of common stock(2).............  $2,841,054,253    $971,666,381      $923,262,336


-------------------------
(1) The Siliconix equivalent data corresponds to an exchange ratio of 1.5 shares of Vishay common stock for each share of Siliconix common stock.


(2) Market value based on 137,949,626 shares of Vishay common stock (including Class B common stock on an as-converted basis) and 29,879,040 shares of Siliconix common stock outstanding as of February 21, 2001, 137,915,255 shares of Vishay common stock (including Class B common stock on an as-converted basis) and 29,879,040 shares of Siliconix common stock outstanding as of May 24, 2001, and 137,915,255 shares of Vishay common stock (including Class B common stock on an as-converted basis) and 29,879,040 shares of Siliconix common stock outstanding as of May 31, 2001, excluding shares held in treasury or by subsidiaries.



     The market prices of shares of Vishay common stock and Siliconix common stock are subject to fluctuation. You are urged to obtain current market quotations. See the risk factor entitled "The number of Vishay shares that you receive in the offer will be based upon a fixed exchange ratio. The value of the Vishay shares at the time you receive them could be less than at the time you tender your Siliconix shares" on page 11.

                          COMPARATIVE PER SHARE PRICES

VISHAY

     Vishay common stock is listed on the New York Stock Exchange under the symbol "VSH." The following table sets forth the high and low sales prices per share of Vishay common stock, as reported on the New York Stock Exchange for the quarterly periods presented below. The prices for the Vishay common stock have been adjusted to reflect a three-for-two stock split distributed on June 9, 2000, a five-for-four stock split distributed on June 22, 1999 and a 5% stock dividend paid on June 11, 1998.


                                                                  VISHAY
                                                               COMMON STOCK
                                                             ----------------
                                                              HIGH      LOW
                                                             ------    ------
1999:
First Quarter..............................................  $ 8.27    $ 5.90
Second Quarter.............................................   14.04      7.80
Third Quarter..............................................   17.50     12.04
Fourth Quarter.............................................   21.33     14.17
2000:
First Quarter..............................................  $40.88    $18.58
Second Quarter.............................................   62.63     35.00
Third Quarter..............................................   44.75     26.00
Fourth Quarter.............................................   31.75     13.88
2001:
First Quarter..............................................  $22.75    $13.75
Second Quarter (through May 31, 2001)......................   27.98     17.15



     See "Comparative Market Value" on page 22 for recent Vishay common stock price information. Stockholders are urged to obtain current market quotations. See also the risk factor entitled "The number of Vishay shares that you receive in the offer will be based upon a fixed exchange ratio. The value of the Vishay shares at the time you receive them could be less than at the time you tender your Siliconix shares" on page 11.


     Vishay has not declared any cash dividends on its common stock and has no present intention of doing so. In addition, Vishay has entered into a credit agreement that restricts the payment of cash dividends.

SILICONIX


     Siliconix common stock is quoted on the Nasdaq National Market under the symbol "SILI." The prices per share reflected in the table below represent the range of low and high sales prices of Siliconix common stock as reported on the Nasdaq National Market for the quarters presented below. The prices for the Siliconix common stock reflect the three-for-one stock split effected on February 29, 2000.



                                                                SILICONIX
                                                              COMMON STOCK
                                                            -----------------
                                                             HIGH       LOW
                                                            -------    ------
1999:
First Quarter.............................................  $  8.08    $ 6.58
Second Quarter............................................    14.17      6.38
Third Quarter.............................................    17.36     12.17
Fourth Quarter............................................    48.33     15.08
2000:
First Quarter.............................................  $144.50    $39.38
Second Quarter............................................    95.75     51.50
Third Quarter.............................................    72.19     44.25
Fourth Quarter............................................    46.50     19.69
2001:
First Quarter.............................................  $ 33.00    $20.00
Second Quarter (through May 31, 2001).....................    37.54     28.19



     See "Comparative Market Value" on page 22 for recent Siliconix common stock price information. Stockholders are urged to obtain current market quotations. See also the risk factor entitled "The number of Vishay shares that you receive in the offer will be based upon a fixed exchange ratio. The value of the Vishay shares at the time you receive them could be less than at the time you tender your Siliconix shares" on page 11.


     Siliconix has not declared any cash dividends on its common stock and has no present intention to do so.

                            BACKGROUND OF THE OFFER


     The following discussion presents background information concerning the offer and the short-form merger. Certain information on the actions of Siliconix's management, the special committee of the Siliconix board of directors and the Siliconix board of directors, and the advisors to Siliconix and its board and the special committee has been obtained from Siliconix.


EVENTS LEADING TO THE OFFER


     Vishay, through Vishay TEMIC, owns approximately 80.4% of the outstanding shares of Siliconix common stock. Vishay acquired its interest in Siliconix from a division of the microelectronics consortium of Daimler-Benz AG, a German corporation, on March 2, 1998. In the transaction, Vishay acquired 8,010,000 of Siliconix's shares (pre-split) and TEMIC Semiconductor GmbH, a producer of discrete active electronic components, for a combined purchase price of $549,889,000 in cash. The acquisition agreement allocated approximately $234,667,000 of the combined purchase price to the acquisition of the Siliconix stock.


     Upon consummation of the sale by Daimler-Benz to Vishay of the controlling interest in Siliconix, the three representatives of Daimler-Benz on Siliconix's board of directors resigned and three designees of Vishay, each of whom was a Vishay employee, were appointed to the board in their place.


     On February 16, 2000, the stockholders of Siliconix approved a three-for-one split of Siliconix common stock which was effected on February 29, 2000, as a result of which the number of shares held by Vishay TEMIC was increased to 24,030,000, although its percentage interest remained unchanged.


     Since Vishay TEMIC's acquisition of its interest in Siliconix, Siliconix's products have been marketed by Vishay's worldwide sales organization under the Siliconix brand name, and Siliconix's results of operations and other financial information have been consolidated in Vishay's financial statements.

     On June 16, 2000, Siliconix's chief financial officer resigned, and William Clancy, Vishay's controller, became the acting chief accounting officer of Siliconix.

     Vishay has from time to time considered increasing the size of its interest in Siliconix in a manner that would allow all other stockholders an equal opportunity to dispose of their shares. On occasion, representatives of Vishay have informally mentioned the possibility of such an offer to members of the board of Siliconix. With the recent slowing of growth in the technology sector and the accompanying pressure on the stock price of Siliconix, Vishay felt that stockholders might react favorably to an acquisition proposal by Vishay in which Vishay would acquire their shares at a premium to current market prices. Accordingly, at its meeting on February 19, 2001, Vishay's board of directors authorized its management to contact Siliconix's board of directors to discuss a possible tender offer for any and all shares not already owned by Vishay.

     On February 22, 2001, Vishay sent a letter to Siliconix's board of directors proposing to purchase the shares through a tender offer at a price of $28.82 per share in cash. Simultaneously with the letter, Vishay issued a press release disclosing the offer and its material terms to the public. The following is the text of Vishay's letter to the Siliconix board:

February 22, 2001

Mr. Glyndwr Smith
Chairman of the Board of Directors
Siliconix incorporated
2201 Laurelwood Road
Santa Clara, California 95054
Attention: Board of Directors

Gentlemen:

     We are proposing to purchase any and all outstanding shares of common stock of Siliconix incorporated not already owned by Vishay Intertechnology, Inc. at a price of $28.82 per share in cash. The purchase would be made through a tender offer, subject to customary conditions, in accordance with the rules of the Securities and Exchange Commission.

     Alternatively, we could offer to exchange the Siliconix shares for shares of common stock of Vishay. Depending upon whether such exchange would be tax-free to the Siliconix stockholders, we would expect that the value per share of Siliconix in the exchange would be somewhat less than the cash price.

     If we hold at least 90 percent of the outstanding Siliconix shares following completion of our offer, we may effect a "short-form" merger of Siliconix with a Vishay subsidiary under Delaware law. If such a merger takes place promptly after the offer, the consideration given to stockholders in the merger would be the same as the consideration received by tendering stockholders in the offer.

     We are not requesting that you enter into any agreement with respect to the offer or pay any sort of break-up or similar fee in the event that the offer is not consummated, including because of a higher offer from a subsequent bidder. Our offer would not foreclose any other person from making a higher offer for the shares that we do not already own.

     We recognize that a majority of the board of directors of Siliconix is either affiliated with Vishay or serves with Siliconix management. We request the opportunity to discuss our offer with a special committee of independent, non-management Siliconix directors who are unaffiliated with Vishay. We only expect to proceed with our offer if the special committee, after consultations with its financial and legal advisors, concludes that the offer is fair to Siliconix stockholders. In addition, we could also determine not to proceed with the offer if in our sole judgment changes in economic, business or market conditions make the offer unadvisable.

     Please call me at (610) 644-1300 at your earliest convenience to discuss this matter. We look forward to hearing from you.

Sincerely,

Avi D. Eden
Vice Chairman

     On February 26, 2001, Siliconix's board of directors met by conference call to consider Vishay's proposal and to designate a special committee responsible for evaluating and negotiating the proposal. At that meeting, the board increased the authorized number of directors of Siliconix from six to eight and appointed Timothy V. Talbert to fill one of two newly-created vacancies on the board. The board of directors also established the special committee and named Mr. Talbert and another Siliconix director, Mark B. Segall, as the committee's two members. Neither Mr. Talbert nor Mr. Segall has any current interest in or affiliation with Siliconix or Vishay, other than as directors of Siliconix and the ownership for over ten years of 2,014 shares of Vishay stock by Mr. Talbert and his wife in individual retirement accounts. However, both Messrs. Talbert and Segall have had material relationships with Vishay in the past. The Siliconix board did not name any other members of the full board to the special committee because, of its five other members, three (Lori Lipcaman, Everett Arndt and Glyndwr Smith) are management employees of Vishay, one (Michael Rosenberg) is a consultant to Vishay, and the fifth (King Owyang) is the president and chief executive officer of Siliconix and holds options to purchase 102,500 shares of Vishay common stock. See "Interests of Certain Persons" on page 47.


     The Siliconix board of directors authorized and directed the special committee to assess Vishay's February 22, 2001 proposal. The full board also authorized the special committee to consider possible alternatives to the Vishay proposal. The board further authorized the special committee to communicate and, as the committee considered appropriate, negotiate directly with Vishay concerning the terms and conditions of Vishay's proposal. The special committee was also authorized to hire an investment banking firm and a law firm to provide the committee with financial and legal advice in performing these tasks.


     On February 27, 2001, Siliconix sent a letter to Vishay acknowledging its receipt of the offer and informing Vishay of the formation of the special committee, which Siliconix announced to the public through the issuance of a press release on March 1, 2000. The following is the text of Siliconix's letter to Vishay:


February 27, 2001

Avi Eden, Esq.
Vice Chairman
Vishay Intertechnology, Inc.
63 Lincoln Highway
Malvern, PA 19355

Dear Mr. Eden:

The Siliconix Board of Directors has received your letter of February 22, 2001, in which you disclosed a proposal by Vishay Intertechnology, Inc. to purchase all of the shares of Siliconix incorporated that it does not already own for $28.82 in cash or, alternatively, for an undetermined number of shares of Vishay stock for each share of Siliconix stock.

The Siliconix Board has appointed a special committee of independent, non-management Siliconix directors who are unaffiliated with Vishay. This committee will evaluate your offer thoroughly and objectively and will advise the Siliconix Board accordingly. We will communicate our position to you thereafter.

Sincerely,

Glyndwr Smith
Chairman, Siliconix incorporated

     The Siliconix special committee subsequently engaged the investment banking firm of Lehman Brothers Inc. as its financial advisor and the law firm of Heller Ehrman White & McAuliffe LLP as its legal counsel.

     Over the next several weeks the special committee met on various occasions with its financial and legal advisors to discuss the Vishay proposal, the business and prospects of Siliconix and trends in the electronic components industry generally. Lehman Brothers conducted various financial diligence investigations of Siliconix during this period and Heller Ehrman conducted various legal investigations.

     On April 5, 2001, the members of the special committee, together with their financial and legal advisors, met in New York City with representatives of Vishay and its legal advisor. The parties discussed the cash price that had been proposed by Vishay as well as structuring issues and other non-price terms of the Vishay offer. The special committee and its financial advisor expressed the view that, despite the slow economy, the state of the semiconductor industry and the depressed stock market, they believed that $28.82 was not a fair price for the Siliconix shares. The parties agreed to resume their discussion after Lehman Brothers had completed its valuation work on Siliconix and the special committee had had an opportunity to review that work.

     Lehman Brothers continued its work during the following weeks and communicated with the special committee to convey the results of its valuation analysis.

     On May 2, 2001, the members of the special committee, together with their financial and legal advisors, again met in New York City with representatives of Vishay and its legal advisor. The special committee and its financial advisor reiterated their view that the $28.82 per share price that had been proposed by Vishay was inadequate. Vishay's representatives indicated that Vishay was prepared to offer a higher price but only in a transaction in which the consideration consisted primarily or exclusively of Vishay common stock. The parties then discussed this proposal, including a possible exchange ratio, possible adjustments to the exchange ratio depending on the price levels of Vishay stock, structuring issues and other non-cash terms of the offer. Although no agreement was reached on these issues, Lehman Brothers was directed to commence a diligence analysis of Vishay in order to form a view as to the value of Vishay stock as consideration in the offer.


     Following the May 2 meeting, counsel for Vishay and the special committee exchanged drafts of and comments upon a form of merger agreement between Vishay and Siliconix.


     Thereafter, as a result of movements in the stock market and Vishay's perception of a continuing deterioration in the electronic components market generally and in the space in which Siliconix operates in particular, Vishay formed a view that it was prepared to offer to acquire the publicly held stock of Siliconix in a stock-for-stock exchange offer without a merger agreement and without the advance approval of the special committee or favorable recommendation of the Siliconix board.

     On May 23, 2001, Vishay informed the special committee that it was considering making an exchange offer for Siliconix stock at the ratio of 1.5 shares of Vishay common stock for each share of Siliconix common stock without first obtaining the special committee's approval. On May 24, 2001, the board of directors of Vishay met and determined to proceed with the offer.


     On May 25, 2001, Vishay placed an advertisement in the Wall Street Journal and issued a press release announcing the commencement of the offer.



EVENTS OCCURRING AFTER THE COMMENCEMENT OF THE OFFER



     On May 25, 2001, Vishay made a written request pursuant to Rule 14d-5(a) of the Exchange Act for Siliconix's stockholder list and security position listings.



     On May 30, 2001, Vishay announced the private offering of a series of zero-coupon convertible subordinated notes due 2021, known as LYONs(TM). See "Recent Developments" on page 20. Following the announcement of the offer and of the offering of the LYONs(TM), the Vishay stock price experienced a marked decline, from an NYSE closing price of $25.81 on the day prior to the commencement of the offer to a closing price of $20.60 on May 31, 2001.



     Following commencement of the offer, representatives of Vishay and of the Siliconix's special committee held informal discussions concerning the offer. During those discussions, the representatives of the special committee noted the decline in Vishay's stock price. Those representatives expressed the view that the special committee would not be likely to recommend the offer at the then current price levels of Vishay stock, which at such levels provided value of less than $34 per Siliconix share.

CERTAIN LITIGATION


     In February and March 2001, several purported class action complaints were filed in the Court of Chancery in and for New Castle County, Delaware and the Superior Court of the State of California against Vishay, Siliconix and the directors of Siliconix in connection with Vishay's announced proposal to purchase all issued and outstanding shares of Siliconix common stock not already owned by Vishay. The California class actions also name as defendants the directors of Vishay. The class actions, filed on behalf of all Siliconix stockholders other than Vishay, allege, among other things, that Vishay's $28.82 per share cash proposal was unfair and a breach of fiduciary duty. The actions seek injunctive relief, damages and other relief.



     Vishay has not yet responded to the complaints in the Delaware actions. On April 9, 2001, Vishay and those defendants that had been served moved for a stay of the California actions. That motion is presently returnable on June 22, 2001.



     One of the Delaware class actions brought on behalf of all minority stockholders of Siliconix was filed on March 8, 2001, by Raymond L. Fitzgerald, allegedly a beneficial owner of over 137,000 shares of Siliconix common stock. This action claims that Vishay, Siliconix and six of the seven Siliconix directors breached their fiduciary duties to deal fairly with, and to pay a fair price to, the minority stockholders of Siliconix. This suit also contains derivative claims against Vishay on behalf of Siliconix alleging self-dealing and waste because Vishay purportedly usurped Siliconix's intellectual property and inventions, appropriated Siliconix's separate corporate identity and obtained a below-market loan from Siliconix.


     Mr. Fitzgerald makes claims relating to, among other things, (i) the alleged unfair price and timing of the transaction proposed in Vishay's February 22, 2001 letter to the Siliconix board, (ii) the alleged unfair process employed by Vishay in pursuing the proposed transaction, including, in particular, the formation of, according to Mr. Fitzgerald, a sham and unempowered special committee by the Siliconix board of directors in an effort to mislead minority stockholders of Siliconix, (iii) alleged conflicts of interest of the special committee, (iv) alleged materially misleading statements or omissions made by Vishay and Siliconix with respect to the proposed transaction, and (v) Vishay's purported pattern over the years of enriching itself at the expense of Siliconix and its minority stockholders.

     Mr. Fitzgerald has alleged that the special committee is not independent because, among other things, one of its two members, Mr. Mark Segall, should not be considered "unaffiliated" with Vishay. The complaint notes that until 1999, Mr. Segall was a partner with the law firm of Kramer Levin Naftalis & Frankel LLP during which time he represented Vishay as its corporate counsel and participated in the transaction in which Vishay first acquired its interest in Siliconix, and that Mr. Segall is listed as Vishay's representative, attorney or required recipient of any notice on certain of Vishay's SEC filings and corporate documents. The complaint also alleges that Mr. Segall acted as a representative of Vishay after his departure from Kramer Levin. Mr. Fitzgerald has alleged that the special committee has been given no real bargaining power in the proposed transaction.


     On May 2, 2001, Mr. Fitzgerald filed a request for admissions requesting certain admissions or denials relating to relationships between Mr. Timothy V. Talbert, Mr. Segall and Vishay. On May 11, 2001, Mr. Fitzgerald filed a motion to consolidate, and requested that he be named the lead plaintiff in the lawsuits in Delaware that have been filed in connection with the proposed transaction. On May 22, 2001, the Court of Chancery consolidated the Delaware actions under the caption "In re Siliconix Incorporated Shareholders Litigation." Mr. Fitzgerald's motion to be named lead plaintiff was initially opposed by other plaintiffs in the Delaware actions, and on May 24, 2001, plaintiff Griffin Portfolio Management Corp. also moved to be appointed as lead plaintiff. On May 30, 2001, plaintiffs Fitzgerald and Griffin Portfolio Management Corp. informed the court that they had agreed that Mr. Fitzgerald would be the sole lead plaintiff and counsel for Mr. Fitzgerald and Griffin Portfolio Management Corp. would be co-lead counsel for plaintiff and the proposed class.



     On or about May 31, 2001, plaintiff Fitzgerald served an amended complaint, an application for a preliminary injunction against proceeding with or taking steps to give effect to the offer or the contemplated short-form merger, a motion to expedite proceedings and additional discovery requests. The amended complaint names as additional defendants Vishay TEMIC Semiconductor Acquisition Holdings Corp., Mr. Talbert and Dr. Zandman. In addition to his prior allegations, plaintiff claims, among other things, that in connection with the proposed offer and short-form merger, defendants have allegedly violated (i) their duty to deal fairly from a timing and process perspective with the minority stockholders of Siliconix, (ii) their duties of loyalty and candor, and (iii) Vishay's obligation to pay a fair price to the Siliconix minority stockholders. Plaintiff alleges, among other things, that Vishay has unfairly timed the proposed transaction to take advantage of the purported temporarily and artificially depressed market price for Siliconix stock. Plaintiff also contends that defendants breached fiduciary duties of candor and full disclosure by purportedly misleading the minority stockholders in connection with the alleged sham nature of the special committee, the timing of the proposed transactions, the prospects for and value of Siliconix and the prospects for and value of Vishay. Plaintiff further alleges that defendants have breached their purported fiduciary duty to pay a fair price in connection with the offer and short-form merger in that the proposed consideration is allegedly below the going concern value of Siliconix and what could be obtained in an arms' length, third party transaction. The court has set a scheduling conference in the matter for June 4, 2001.



     Copies of various complaints filed in connection with the transaction proposed in Vishay's February 22, 2001 letter to the Siliconix board, including the ones filed by Mr. Fitzgerald and Griffin Portfolio Management Corp., as well as Mr. Fitzgerald's amended complaint filed after the commencement of the offer, are attached as exhibits to the registration statement. See also "Interests of Certain Persons" on page 48.

                        REASONS OF VISHAY FOR THE OFFER

     At meetings of Vishay's board of directors held on February 19, 2001 and on May 24, 2001, Vishay's directors determined that the acquisition of the Siliconix shares that Vishay does not own was in keeping with its corporate strategy of complementing its internal growth with acquisitions that are likely to benefit from cost reductions and synergies when combined with Vishay's existing operations.

     In reaching its decision to make the offer, Vishay's board of directors considered the following material factors, among others:

     - the expectation that Siliconix's business could be further integrated with the business of Vishay, which would enhance prospects for both companies;

     - the belief of Vishay's management that there are opportunities for reduction of Siliconix corporate costs, possible elimination of facilities of the combined company and potential cost reductions for purchased materials and services;

     - the recent softening of the market for electronic components, as evidenced by first quarter results across the industry, and the particular need in this environment to focus on cost-cutting, operational efficiencies and product synergies;

     - the prospects that the current downturn in the electronic component industry would extend into the third quarter of 2001, and possibly beyond, and that, as the 80.4% owner of Siliconix, Vishay stands to be most affected by a falling off in the operating results of Siliconix;

     - stockholder allegations made from time to time, which Vishay believes are unfounded but which nonetheless have diverted management attention, that Vishay has used its position as controlling stockholder of Siliconix to usurp rights and opportunities of Siliconix to the detriment of Siliconix's minority stockholders; and

     - Vishay's history of long-term growth through acquisitions, including its substantial experience integrating acquired businesses with existing operations and thereby achieving synergies and cost savings.

             OTHER FACTORS TO CONSIDER BEFORE TENDERING YOUR SHARES


     In determining whether or not to tender your Siliconix shares in the offer, you should consider the following factors, in addition to the risk factors and other factors identified in this document. See "Risk Factors" beginning on page 11:


Vishay Business Considerations


     - Combining the business and operations of Vishay and Siliconix should result in operational efficiencies and cost savings that Vishay believes could not be achieved by Siliconix on a stand-alone basis. Vishay believes that these efficiencies and savings could be realized in administrative, human resources, information technology, purchasing, research and development, strategic planning and other corporate functions without impairing Siliconix's core operations.


     - Vishay should have broader access to capital markets and greater borrowing capacity than Siliconix, which could be used to finance acquisitions and capital expansion at Siliconix that may be foreclosed to Siliconix as an independent public company that is majority-owned by Vishay.

     - Because of the greater breadth of Vishay's operations and product lines, Vishay should experience less volatility in revenues and earnings than Siliconix, which has a much narrower product and operational base.

Vishay Stock and Market Considerations

     - Stockholders of Vishay have an ownership interest in a larger and more diversified company than Siliconix.

     - Vishay is actively covered by a number of members of the analyst community. Siliconix has no independent analyst coverage.

     - The market for Siliconix stock is relatively illiquid compared to the market in Vishay stock, with the average daily trading volume for Vishay stock being over twenty times as great as the average daily volume for Siliconix stock.

     - Because Vishay owns approximately 80.4% of the outstanding Siliconix stock, a sale of Siliconix in which stockholders would realize an acquisition premium is unlikely and cannot occur without the consent of Vishay.

Siliconix Business Considerations

     - Siliconix has already acted to cut costs and reduce operating expenses in order to maintain profitability in the current adverse economic environment.

     - Siliconix owns a valuable and extensive portfolio of intellectual property, and has a long tradition of innovative product development. Siliconix introduced 119 new products in 2000 alone.

     - Siliconix had its best year ever in 2000, with record earnings of $107.6 million.

Siliconix Stock and Market Considerations

     - Siliconix has traded as high as $88.06 in the last 52 weeks, and has already recovered from its 52 week low of $16.94.

     - Siliconix stock price and operating performance can be expected to rebound further with improvements in the United States and world economy and when the inventory corrections in Siliconix's major markets have run their course.

     - Historically, Siliconix has recovered from adverse economic conditions ahead of corresponding improvements in Vishay's business generally.

     - As a Vishay stockholder, your interest in the performance and prospects of Siliconix will be indirect and in proportion to your relative holdings of Vishay stock. Accordingly, you may not realize the same financial benefit of future appreciation in the enterprise value of Siliconix that you would if you remained a Siliconix stockholder.

     - Siliconix stock has often traded historically at higher price to earnings multiples than the stock of Vishay.

     - Because Vishay owns approximately 80.4% of the outstanding Siliconix stock, there can be no effective "market check" on the Vishay offer. It is highly unlikely that any third party would bid for Siliconix in these circumstances.

Certain Allegations Against Vishay


     - It is alleged in the current litigation described in "Certain Litigation" beginning on page 29, that Vishay has usurped for itself patented technology actually developed by employees of Siliconix.


     - It has further been alleged that Vishay has caused Siliconix to lend funds to Vishay at rates that are below the rates that Siliconix could obtain from third party borrowers under similar circumstances.

     - It has further been alleged that Vishay has usurped for itself the corporate identity of Siliconix by causing the name Vishay to appear prominently at Siliconix's headquarters, on the business cards of Siliconix employees and in other contexts in which Siliconix is mentioned.

     - In the past, there have been claims that Vishay obtains products for resale from Siliconix at below market transfer prices.

     - There have also been claims that by awarding Vishay stock options to Siliconix employees and management, Vishay incentivizes these Siliconix personnel to act in the interests of Vishay rather than Siliconix.

     Vishay denies these claims and allegations.

                              FINANCIAL FORECASTS

     As part of its business planning cycles, the management of each of Siliconix and Vishay from time to time have prepared internal financial forecasts regarding its anticipated future operations. In the course of the discussions described in "Background of the Offer," Vishay and Siliconix provided these internal forecasts to each other and to Siliconix's special committee's financial advisor.

     The internal financial forecasts regarding Siliconix prepared by Siliconix's management reflected the following forecasted information (in thousands, except per share amounts):

                 CALENDAR YEAR                     SALES      EBITDA    NET INCOME    EPS
                 -------------                    --------   --------   ----------   -----
2001............................................  $325,000   $ 78,700    $ 29,000    $0.99
2002............................................   460,000    159,600      92,500     3.10
2003............................................   545,000    184,200     111,600     3.74
2004............................................   630,000    209,500     130,900     4.38
2005............................................   720,000    234,100     151,400     5.07

     The internal financial forecasts regarding Vishay prepared by Vishay's management reflected the following forecasted information, exclusive of restructuring charges (in thousands, except per share amounts):

                 CALENDAR YEAR                     SALES       EBITDA    NET INCOME    EPS
                 -------------                   ----------   --------   ----------   -----
2001...........................................  $1,880,000   $437,000    $215,000    $1.55
2002...........................................   1,927,000    399,000     181,000     1.30


     The above forecasts of Siliconix and Vishay were prepared for internal budgeting and planning purposes only and not with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. While presented with numerical specificity, the forecasts are based upon a variety of assumptions relating to the business of Siliconix and Vishay and are inherently subject to significant uncertainties and contingencies that are beyond the control of the management of Siliconix and Vishay. These include the impact of general economic and business conditions, the competitive environment in which each operates and other factors. See "Forward Looking Information" on page 16. Accordingly, actual results may differ materially from those forecasted.


     The inclusion of the forecasts herein should not be regarded as a representation by Siliconix or Vishay or any other person that such forecasts are or will prove to be correct. By including the projections of Siliconix in this document, Vishay does not adopt those projections. As a matter of course, neither Siliconix nor Vishay makes public projections or forecasts of its anticipated financial position or results of operations. Except to the extent required under applicable securities laws, neither Siliconix nor Vishay intends to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the date of preparation of such forecasts.

                                   THE OFFER

     We are offering to exchange 1.5 shares of Vishay common stock for each outstanding share of Siliconix common stock which is validly tendered and not properly withdrawn on or prior to the expiration date of the offer, subject to the terms and conditions described in this prospectus and the related letter of transmittal.

     The term "expiration date" means 12:00 midnight, New York City time, on Friday, June 22, 2001, unless we extend the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

     You will not receive any fractional shares of Vishay common stock in the offer or the merger. In lieu of any fractional share, you will receive cash equal to the product of such fractional share, after combining all fractional shares to which you would otherwise be entitled, and the closing price of Vishay common stock as reported on the NYSE on the expiration date of the offer.

     If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

     Our obligation to exchange Vishay shares for Siliconix shares in the offer is subject to several conditions referred to below under "Conditions of the Offer."

TIMING OF THE OFFER

     Our offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, June 22, 2001. For more information, see the discussion under "Extension, Termination and Amendment" below.

EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time or from time to time to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all Siliconix shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Siliconix shares prior to the expiration date.

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, to delay our acceptance for exchange or our exchange of any Siliconix shares pursuant to our offer, regardless of whether we previously accepted Siliconix shares for exchange, or to terminate our offer and not accept for exchange or exchange any Siliconix shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect (except as described below), by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     We expressly reserve the right, at any time and from time to time, to modify the terms and conditions of the offer, except that the minimum condition, the registration statement effectiveness condition and the listing condition may not be modified or waived.

     If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the consideration offered to you, that change will apply to all holders whose Siliconix shares are accepted for exchange pursuant to the offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

EXCHANGE OF SILICONIX SHARES; DELIVERY OF VISHAY COMMON STOCK


     Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of the extension or amendment), we will accept for exchange Siliconix shares validly tendered and not properly withdrawn as promptly as permitted to do so under applicable law and will exchange Vishay common stock for the shares of Siliconix common stock promptly thereafter. In all cases, exchange of Siliconix shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Siliconix shares (or a timely confirmation of a book-entry transfer of those Siliconix shares in the exchange agent's account at The Depository Trust Company), a properly completed and duly executed letter of transmittal (or a manually signed facsimile of that document), and any other required documents, or you must comply with the guaranteed delivery procedures set forth in "Guaranteed Delivery" beginning on page 38.


     For purposes of the offer, we will be deemed to have accepted for exchange Siliconix shares validly tendered and not properly withdrawn when, as and if we notify the exchange agent of our acceptance of the tenders of those Siliconix shares pursuant to the offer. The exchange agent will deliver shares of Vishay common stock in exchange for Siliconix shares pursuant to the offer and cash instead of a fraction of a share of Vishay common stock (as specified in this document) as soon as practicable after receipt of our notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving Vishay common stock and cash to be paid instead of a fraction of a share of Vishay common stock and transmitting such stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

     If we do not accept any tendered Siliconix shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Siliconix shares than are tendered, we will return certificates for such unexchanged Siliconix shares without expense to the tendering stockholder. In the case of Siliconix shares tendered by book-entry transfer of such Siliconix shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering Shares," those Siliconix shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

     If we increase the consideration offered to Siliconix stockholders in the offer prior to the expiration date, such increased consideration will be given to all stockholders whose Siliconix shares are tendered pursuant to the offer, whether or not such Siliconix shares were tendered or accepted for exchange prior to such increase in consideration.

CASH INSTEAD OF FRACTIONAL SHARES OF VISHAY COMMON STOCK

     We will not issue certificates representing a fraction of a share of Vishay common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of Vishay common stock, after combining all fractional shares to which such stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying (i) the fraction of a share of Vishay common stock to which the holder would otherwise be entitled by (ii) the closing price of Vishay common stock as reported on the NYSE on the expiration date of the offer.

PROCEDURE FOR TENDERING SHARES

     For you to validly tender Siliconix shares pursuant to our offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Siliconix shares must be received by the exchange agent at such address or those Siliconix shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a book-entry confirmation of receipt of such tender received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Siliconix shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

     The exchange agent will establish an account with respect to the Siliconix shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Siliconix shares by causing DTC to transfer such Siliconix shares into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of Siliconix shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration date of the offer, or the guaranteed delivery procedures described below must be followed.

     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Siliconix shares are tendered either by a registered holder of Siliconix shares who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. By "eligible institution," we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent's Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act.

     If the certificates for Siliconix shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Siliconix shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

     THE METHOD OF DELIVERY OF SILICONIX SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH IN LIEU OF A FRACTION OF A SHARE OF VISHAY COMMON STOCK RECEIVED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH

YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT YOU ARE NOT SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO BACKUP WITHHOLDING. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8BEN, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS. ADDITIONAL INFORMATION REGARDING BACKUP WITHHOLDING IS PROVIDED IN THE LETTER OF TRANSMITTAL.


WITHDRAWAL RIGHTS

     Siliconix shares tendered pursuant to the offer may be withdrawn at any time prior to the applicable expiration date and, unless we have previously accepted them pursuant to the offer, may also be withdrawn at any time after July 23, 2001.

     For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Siliconix shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Siliconix shares. If Siliconix shares have been tendered pursuant to the procedures for book-entry tender discussed under "Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Siliconix shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Siliconix shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

     An eligible institution must guarantee all signatures on the notice of withdrawal unless the Siliconix shares have been tendered for the account of an eligible institution.

     Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Siliconix shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Siliconix shares by following one of the procedures discussed under "Procedure for Tendering Shares" or "Guaranteed Delivery" at any time prior to the expiration date.

GUARANTEED DELIVERY

     If you wish to tender Siliconix shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Siliconix shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

     - you make your tender by or through an eligible institution;

     - a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

     - the certificates for all tendered Siliconix shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq National Market trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

     In all cases, we will exchange Siliconix shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Siliconix shares (or timely confirmation of a book-entry transfer of those Siliconix shares into the exchange agent's account at DTC as described above), a properly completed and duly executed letter(s) of transmittal (or a manually signed facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents.

EFFECT OF TENDER

     By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Siliconix shares tendered and accepted for exchange by us and with respect to any and all other Siliconix shares and other securities issued or issuable in respect of the Siliconix shares on or after May 25, 2001. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit shares of Vishay common stock for Siliconix shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered Siliconix shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Siliconix shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Siliconix's stockholders or otherwise. We reserve the right to require that, in order for Siliconix shares to be deemed validly tendered, immediately upon our exchange of those Siliconix shares, we must be able to exercise full voting rights with respect to such Siliconix shares.

     We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Siliconix shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Siliconix shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of Siliconix shares will be deemed to have been validly made until all defects and irregularities in tenders of Siliconix shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Siliconix shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.

     The tender of Siliconix shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of Siliconix common stock for Vishay common stock in the offer and, if consummated, merger. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended, treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this document. The discussion below is also based on representations made by Vishay and Vishay TEMIC. If any of these representations is inaccurate, the tax consequences of the offer and merger could differ from those described in this document.

     The discussion below is for general information only and, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold Siliconix common stock and will hold Vishay common stock as capital assets. The tax treatment of a Siliconix stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below, including for example, partners of partnerships that hold Siliconix common stock or will hold Vishay common stock, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and individuals who received Siliconix common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to any Siliconix stockholder who is a not a U.S. Holder or who exercises appraisal rights.

     As used in this section, a "U.S. Holder" means a beneficial owner of Siliconix common stock who exchanges Siliconix common stock for Vishay common stock and who is, for U.S. federal income tax purposes:

     - a citizen or resident of the U.S.;

     - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the U.S. or any political subdivision thereof;

     - an estate whose income is subject to U.S. federal income tax regardless of its source; or

     - a trust:

      1. if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or

      2. that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

     In the opinion of Kramer Levin Naftalis & Frankel LLP, based upon representations made by Vishay and Vishay TEMIC and on certain assumptions set forth in such opinion and as further qualified therein, (i) the exchange of Siliconix common stock for Vishay common stock in the offer and, if consummated, merger will constitute a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code and (ii) Vishay, Vishay TEMIC and Siliconix will each be a party to the reorganization. As a result:

     - Siliconix stockholders will not recognize any income, gain or loss on the exchange of Siliconix common stock for Vishay common stock in the offer and/or merger (except for cash received in lieu of fractional shares);

     - the tax basis to a Siliconix stockholder of the Vishay common stock received in exchange for Siliconix common stock pursuant to the offer and/or merger, including any fractional share interest in Vishay common stock for which cash is received, will equal such Siliconix stockholder's tax basis in the Siliconix common stock surrendered in exchange therefor;


     - the holding period of a Siliconix stockholder for the Vishay common stock received pursuant to the offer and/or merger will include the holding period of the Siliconix common stock surrendered in exchange therefor;


     - a Siliconix stockholder who receives cash in lieu of a fractional share of Vishay common stock pursuant to the offer and/or merger will be treated as having received such cash in redemption of such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Siliconix stock allocable to such fractional share; and

     - no income, gain or loss will be recognized by Vishay, Vishay TEMIC or Siliconix as a result of the transfer to Siliconix stockholders of the Vishay common stock provided by Vishay to Vishay TEMIC pursuant to the offer and merger.

PURPOSE OF THE OFFER; THE MERGER; APPRAISAL RIGHTS

     We are making the offer in order to acquire all of the outstanding shares of Siliconix common stock that we do not own. Our offer is conditioned on, among other things, the tender of at least a majority of the outstanding publicly held Siliconix shares. If that condition is satisfied and if the offer is consummated, we will own more than 90% of the outstanding common stock of Siliconix. Under Delaware law, this would allow us to effect a "short-form" merger of Siliconix with the subsidiary of Vishay holding the Siliconix shares without stockholder approval. We currently intend, as soon as practicable after consummation of the offer, to effect such a short-form merger, with the surviving company becoming a wholly-owned subsidiary of Vishay. To effect the merger, Vishay TEMIC would contribute all of the shares of Siliconix common stock to a wholly-owned subsidiary of Vishay TEMIC and that subsidiary would merge with and into Siliconix.

     If the short-form merger takes place and you have not validly tendered your Siliconix shares in the offer, your shares will be exchanged for the same consideration per Siliconix share you own that you would have received, without interest, if you had tendered your shares in the offer, unless you properly perfect your appraisal rights under Delaware law.


     Although we currently intend to effect the short-form merger following consummation of the offer, we are not required to do so and there are circumstances in which we may determine not to effect the merger. These circumstances include if a court prevented us from effecting the merger or if we deemed it advisable not to effect the merger in order to settle litigation or avoid litigation risks. If we determine not to effect the short-form merger following consummation of the offer, we could still do so at a later time. In that case, the value of the per share consideration received by stockholders in the merger could be less than or greater than the value of the consideration received in the offer.



     If we were to consummate the offer but not effect the short-form merger, the liquidity of and market for the remaining publicly held Siliconix shares, and the rights of the holders of those shares, could be adversely affected. The Siliconix common stock is currently listed on the Nasdaq National Market System. Depending upon the number of Siliconix shares purchased in the offer, the Siliconix common stock may no longer meet the requirements for continued listing and may be delisted from the Nasdaq National Market System. It is possible that the Siliconix common stock would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Siliconix stock and the availability of such quotations would, however, depend upon the number of holders of the Siliconix stock remaining at such time, the interests in maintaining a market in the Siliconix stock on the part of securities firms, the possible termination of registration of the Siliconix stock under the Exchange Act, as described below, and other factors.


     The Siliconix common stock is currently registered under the Exchange Act. This registration may be terminated upon application of Siliconix to the SEC if there are fewer than 300 holders of record of the Siliconix stock. The termination of the registration of the Siliconix common stock under the Exchange Act would substantially reduce the information required to be furnished by Siliconix to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings, the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable.

     The shares of Siliconix common stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit on the Siliconix common stock as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Siliconix stock would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. If registration of the Siliconix common stock under the Exchange Act were terminated, the Siliconix stock would no longer be "margin securities."

  APPRAISAL RIGHTS

     Under Delaware law, Siliconix stockholders do not have appraisal rights in connection with the offer. The following summarizes provisions of Delaware law regarding appraisal rights that would be applicable in the event of a short-form merger. This discussion is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, which contains the Delaware appraisal statute. A copy of this provision is attached to this document as Annex A. If you fail to take any action required by Delaware law, your rights to an appraisal will be waived or terminated.

  Notification of Merger's Effectiveness

     Either before the effective time of the merger or within ten days thereafter, Siliconix will send notice of the effectiveness of the merger and the availability of appraisal rights to each Siliconix stockholder (other than Vishay or its subsidiaries).

  Electing Appraisal Rights

     To exercise appraisal rights, the record holder of Siliconix common stock must within 20 days after the date of mailing of such notice deliver a written demand for appraisal to Siliconix. This demand must reasonably inform Siliconix of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of Siliconix common stock.

     A demand for appraisal must be delivered to: Corporate Secretary, Siliconix incorporated, 2201 Laurelwood Road, Santa Clara, California 95054.

  Only Record Holders May Demand Appraisal Rights

     Only a record holder of Siliconix common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

     - If the Siliconix common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

     - If the Siliconix common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

     - An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

     - A holder of record, such as a broker, who holds common stock as nominee for beneficial owners, may exercise a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock covered by the demand. If no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the record holder.

  Court Petition Must Be Filed

     Within 120 days after the effective time of the merger, the surviving corporation in the merger or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Siliconix common stock. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect its rights within the time periods prescribed by Delaware law.

  Appraisal Proceeding by Delaware Court

     If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the common stock owned by the stockholders and determine its fair value. In determining fair value, the court may consider a number of factors including market values of Siliconix's stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment and expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

     The value determined by the court for Siliconix common stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorney's fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

  Effect of Appraisal Demand on Voting and Right to Dividends

     Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

  Loss, Waiver or Withdrawal of Appraisal Rights

     Holders of Siliconix common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to the surviving corporation a written withdrawal of such stockholder's demand for an appraisal. In addition, any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of the surviving corporation. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of Vishay common stock, and cash in lieu of a fraction of a share of Vishay common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the offer and the merger, regardless of the market price of Vishay shares at the time of delivery.

  Dismissal of Appraisal Proceeding

     If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

CONDITIONS OF THE OFFER

     The offer is subject to a number of conditions, which are described below:

  Minimum Condition


     There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of Siliconix shares which constitutes at least a majority of the total number of outstanding Siliconix shares of common stock (excluding those shares held by Vishay or its subsidiaries) on a fully diluted basis as of the date that we accept the Siliconix shares pursuant to the offer. Based on information available to Vishay, the number of Siliconix shares needed to satisfy the minimum condition as of the date of this document is 2,924,521.

  Registration Statement Effectiveness Condition

     The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

  Listing Condition

     The Vishay common stock issuable in the offer must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

  Other Conditions of the Offer

     The offer is also subject to the conditions that, at the time of the expiration date of the offer, none of the following shall have occurred and be continuing which, in our good faith judgment, regardless of the circumstances, makes it inadvisable to proceed with the offer:

          1. there shall be in effect an injunction, order, decree, judgment or ruling by a governmental authority of competent jurisdiction or a statute, rule, regulation or order shall have been promulgated or shall have been enacted by a governmental authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the offer or the consummation of the merger, (ii) prohibits or restricts our or any of our subsidiaries' or affiliates' ownership or operation of any portion of Siliconix's business or assets, or which would substantially deprive us and/or our affiliates or subsidiaries of the benefit of ownership of Siliconix's business or assets, or compels us (or any of our affiliates or subsidiaries) to dispose of or hold separate any portion of Siliconix's business or assets or which would substantially deprive us and/or our affiliates or subsidiaries of the benefit of ownership of Siliconix's business or assets, (iii) imposes material limitations on our ability to acquire, hold or exercise full rights of ownership of the Siliconix shares, including, the right to vote Siliconix shares, or (iv) imposes any material limitations on our ability and/or our affiliate's or subsidiaries' ability to control in any material respect the business and operations of Siliconix; or

          2. there shall have been instituted, pending or threatened any litigation or other legal action by or before any court or other governmental authority seeking to restrain or prohibit the making or consummation of the offer or the consummation of the merger or to impose any other restriction, prohibition or limitation referred to in the above paragraph 1 or to impose any liability on Vishay, Siliconix or their affiliates in respect thereof; or

          3. there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Siliconix common stock on Nasdaq or the trading of the Vishay common stock on the NYSE, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the commencement of our offer, a material acceleration or worsening thereof; or


          4. the tax opinion of Kramer Levin Naftalis & Frankel LLP to the effect that the offer and merger will be treated as a tax free reorganization for U.S. federal income tax purposes filed as an exhibit to the registration statement shall be withdrawn; or


          5. any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to have a material adverse effect on Siliconix; or


          6. Siliconix shall have filed for bankruptcy or another person shall have filed a bankruptcy petition against Siliconix which is not dismissed within two business days.


     The conditions to the offer are for our sole benefit and may be waived by us, in whole or in part at any time and from time to time, in our sole discretion, other than the minimum condition, the registration statement effectiveness condition or the listing condition described above. Our failure to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. Except as set forth herein, we are not aware of any license or regulatory permit that appear to be material to the business of Siliconix and its subsidiaries, taken as a whole, that might be materially adversely affected by our acquisition of Siliconix shares, or of any filing approval or other action by or with any governmental entity or administrative or regulatory agency that would be required for our acquisition or ownership of Siliconix shares. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. While, except as otherwise described in this prospectus, we do not presently intend to delay the acceptance for payment of, or payment for, shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Siliconix's business or that certain parts of Siliconix's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. We intend to make all required filings under the Exchange Act.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. We have not attempted to comply with any state takeover statutes in connection with the offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the offer, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase shares tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for purchase, or pay for, any shares tendered. See "Other Conditions of the Offer" above.


     Siliconix is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person becomes an interested stockholder unless, among other exceptions, the "business combination" is approved by the board of directors of such corporation prior to such time. Vishay has held its interest in Siliconix for more than three years, so Section 203 of the DGCL should not apply to this offer or the merger.


     Non-U.S. Approvals. We are unaware of any requirement for the filing of information with, or the obtaining of the approval or consent of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

CERTAIN EFFECTS OF THE OFFER

     Effects on the Market. We intend to cause the delisting of the Siliconix shares from Nasdaq following consummation of the offer and the short-form merger. See "Purpose of the Offer; The Merger; Appraisal Rights" for a discussion of the possibility that the Siliconix common stock could be delisted from Nasdaq if the offer is consummated but the merger is not effected.

     Exchange Act Registration. The shares of Siliconix common stock are currently registered under the Exchange Act. If the offer and the merger are consummated, we will terminate registration of the Siliconix shares under the Exchange Act. See "Purpose of the Offer; The Merger; Appraisal Rights" for a discussion of the possibility that the Siliconix common stock could be deregistered under the Exchange Act if the offer is consummated but the merger is not effected.

     Financing of the Offer. The securities required to consummate the offer come from Vishay's authorized but unissued shares. Vishay's fees and expenses in connection with the offer are estimated to be approximately $300,000, including the SEC filing fee and the fees of the information agent, the exchange agent, the financial printer, counsel, auditors and other professionals. We will obtain all of such funds from Vishay's available capital resources.


     Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the purchase of Siliconix shares pursuant to an offer in which Vishay seeks to acquire the remaining shares not held by Vishay or its subsidiaries. Rule 13e-3 requires, among other things, that certain financial information concerning the target and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction. We believe that Rule 13e-3 will not be applicable to the offer and the merger pursuant to Rule 13e-3(g)(2) under the Exchange Act, because the stockholders of Siliconix will be receiving common stock of Vishay that is registered under the Exchange Act and listed on the NYSE.

     Plans for Siliconix. Siliconix's products are currently marketed through Vishay's worldwide distribution system. Following the consummation of the offer and the merger, we expect to initiate a review of Siliconix and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel. As a result of this review, we may determine to make changes in the business of Siliconix to better organize, integrate and coordinate the activities of Siliconix and Vishay. We may in the future also consider transactions such as the disposition or acquisition of material assets, alliances, joint ventures, other forms of co-operation with third parties or other extraordinary transactions affecting Siliconix or its operations.

RELATIONSHIPS WITH SILICONIX

     In considering whether to tender your shares in the offer, you should be aware of certain transactions between Vishay and Siliconix since the end of 1997 in addition to those referred to above in "Background of the Offer."

     At December 31, 1997, Siliconix owed $34,570,000 to Daimler-Benz Capital, Inc., then an affiliated company. After the acquisition of approximately 80.4% of Siliconix's outstanding common stock by Vishay in March 1998, this indebtedness was assigned to Vishay. It bore interest at a floating rate equal to Vishay's cost of funds, approximately 6.25% per annum, and was paid in full in 1999.

     Effective May 1998, Siliconix signed a revolving intercompany promissory note payable to Vishay establishing a $35,000,000 revolving credit facility. Under the note, Siliconix may borrow up to $35,000,000 from time to time from Vishay for general corporate purposes. Amounts borrowed bore interest at a floating rate equal to Vishay's cost of funds, approximately 6.25% per annum. The maximum amount outstanding under this note was $14,300,000, which amount was paid in full in 1999. There is currently no amount outstanding under the note.

     Effective May 1998, Siliconix borrowed $16,000,000 from Vishay. The purpose of this loan was to enable Siliconix Technology C.V., an affiliated limited partnership, to purchase 40% of the outstanding equity interest in Shanghai Simconix Co. Ltd. from the Shanghai Institute of Metallurgy. Shanghai Simconix is a joint venture between Siliconix and the Shanghai Institute of Metallurgy that performs assembly and test services for Siliconix in Shanghai, China. This indebtedness bore interest at a floating rate equal to Vishay's cost of funds, approximately 6.25% per annum. This indebtedness was paid in full in 1999.

     Effective December 1999, Vishay signed a revolving intercompany promissory note payable to Siliconix establishing a $75,000,000 revolving credit facility. Under the note, Vishay may borrow up to $75,000,000 from time to time from Siliconix for general corporate purposes. Amounts borrowed bear interest at a floating rate equal to Siliconix's cost of funds, currently 7.5% per annum. We believe that this is a higher rate of return for Siliconix than Siliconix could obtain from most traditional short-term investments. The maximum amount outstanding under this note was $37,000,000, which was paid in full in 2000.

     Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Siliconix, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Siliconix, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with Siliconix or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with Siliconix or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer. Except for the shares of Siliconix common stock that we own as disclosed in this prospectus, neither we nor any of our affiliates beneficially own any Siliconix shares or have effected any transaction in the shares within the past 60 days.

ACCOUNTING TREATMENT


     The merger will be accounted for at historical costs, with the exception of the Siliconix minority interest which will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles. Accordingly, the cost to acquire the Siliconix minority interest in excess of its carrying value will be allocated on a pro rata basis to the assets acquired and liabilities assumed based on their fair values, with any excess being allocated to goodwill. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made.



     The acquisition of the Siliconix common stock would not be considered material to Vishay and, accordingly, Vishay is not required to include pro forma financial information in this prospectus, except as provided in "Comparative Per Share Information" on page 21.


FEES AND EXPENSES


     We have retained MacKenzie Partners, Inc. as information agent in connection with the offer. The information agent may contact holders of Siliconix shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Siliconix shares. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.


     In addition, we have retained American Stock Transfer & Trust Company as the exchange agent. We will pay the exchange agent reasonable and customary fees for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

     Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Siliconix shares pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

                          INTERESTS OF CERTAIN PERSONS


     In considering whether to tender your shares in the offer, you should be aware of interests of certain persons as described below in connection with the offer and the merger.


     Each of Mr. Everett Arndt, Ms. Lori Lipcaman and Mr. Glyndwr Smith, directors of Siliconix, are management employees of Vishay and Michael Rosenberg, also a director of Siliconix, has been an independent consultant to Vishay since 1992.

     Until 1999, Mr. Mark Segall, a director of Siliconix and member of the special committee, was a partner with the law firm of Kramer Levin Naftalis & Frankel LLP during which time he represented Vishay as its corporate counsel and represented Vishay in the transaction in which it first acquired its interest in Siliconix. In addition, Mr. Segall was listed as Vishay's representative, attorney or required recipient of any notice on various of Vishay's SEC filings and corporate documents.


     Mr. Timothy V. Talbert, a director of Siliconix and member of the special committee, was employed by Manufacturers Bank during the mid-1980s. During his tenure with the bank, Mr. Talbert provided many banking services to Vishay and served as relationship manager for Vishay. Also while with the bank, Mr. Talbert helped arrange financing for one of Vishay's acquisitions and worked personally with Dr. Felix Zandman, the chief executive officer of Vishay, in connection with such acquisition. Mr. Talbert and his wife have held 2,014 shares of Vishay stock in individual retirement accounts for over ten years.


     Siliconix does not maintain a stock option plan or stock purchase plan of its own. Certain Siliconix executive officers have received options to purchase Vishay common stock under Vishay's 1998 Stock Option Plan or other plans. King Owyang, the president and chief executive officer of Siliconix, owns options to purchase 102,500 shares of Vishay common stock.

     The cost savings and possible financial improvements resulting from a combination of Siliconix and Vishay could benefit Siliconix's management, who might receive increased compensation, and the directors of Siliconix affiliated with Vishay, by virtue of the benefits of the transaction to Vishay.

           COMPARISON OF RIGHTS OF HOLDERS OF SILICONIX COMMON STOCK
                       AND HOLDERS OF VISHAY COMMON STOCK

     Because Siliconix and Vishay are both organized under the laws of the State of Delaware, the differences in the rights of a Siliconix stockholder and the rights of a Vishay stockholder arise solely from differences in the organizational documents of Siliconix and Vishay, rather than from differences of law. The following summary highlights material differences between the current rights of holders of Vishay common stock and holders of Siliconix common stock. This summary does not purport to be a complete discussion of the certificates of incorporation and by-laws of Siliconix and Vishay and is qualified in its entirety by reference to these documents. Copies of each company's certificate of incorporation and by-laws have been filed with the SEC and will be sent to holders of Siliconix common stock upon request. See "Where You Can Find More Information" on page 1.


                  SILICONIX                                       VISHAY
                  ---------                                       ------
--------------------------------------------------------------------------------------------
                                     BOARD OF DIRECTORS
--------------------------------------------------------------------------------------------
                                       Size of Board
The by-laws of Siliconix provide that the      The by-laws of Vishay provide that the number
number of directors shall be eight.            of directors shall be not less than three nor
                                               more than fifteen, except that, where all the
                                               shares of stock of the corporation are owned
                                               beneficially and of record by less than three
                                               stockholders, the number of directors may be
                                               less than three but not less than the number
                                               of such stockholders. Subject to the
                                               foregoing limitation, the number of directors
                                               may be fixed from time to time by action of
                                               the stockholders or of the directors, or, if
                                               the number is not fixed, the number shall be
                                               three. The number of directors may be
                                               increased or decreased by action of the
                                               stockholders or the directors.
                                           Quorum
The by-laws of Siliconix provide that, except  The by-laws of Vishay provide that a majority
as otherwise provided by applicable law, the   of the whole Board shall constitute a quorum
certificate of incorporation or the by-laws,   except when a vacancy or vacancies prevents
a majority of the directors shall constitute   such majority, whereupon a majority of the
a quorum.                                      directors in office shall constitute a
                                               quorum, provided that such majority shall
                                               constitute at least one-third of the whole
                                               board.
                                    Removal of Directors
The by-laws of Siliconix provide that, at a    The by-laws of Vishay provide that any or all
special meeting of stockholders, the board of  of the directors may be removed for cause or
directors or any individual director may be    without cause by the stockholders. Directors
removed from office, with or without cause,    may be removed for cause by the board of
and a new director or directors elected by a   directors.
vote of stockholders holding a majority of
the outstanding shares entitled to vote at an
election of directors.

                  SILICONIX                                       VISHAY
                  ---------                                       ------
                                 Filling of Board Vacancies
The by-laws of Siliconix provide that, except  The by-laws of Vishay provide that vacancies
as otherwise provided in the certificate of    may be filled by the vote of a majority of
incorporation, vacancies and newly created     the remaining directors then in office,
directorships resulting from any increase in   although less than a quorum, or by the sole
the authorized number of directors may be      remaining director.
filled by a majority of the directors then in
office, although less than a quorum, or by a
sole remaining director, and each director so
elected shall hold office for the unexpired
portion of the term of the director whose
place shall be vacant and until his successor
shall have been duly elected and qualified.
--------------------------------------------------------------------------------------------
                                   STOCKHOLDERS MEETINGS
--------------------------------------------------------------------------------------------
                                 Calling a Special Meeting
The by-laws of Siliconix provide that special  The by-laws of Vishay provide that special
meetings of stockholders may be called, for    meetings of stockholders may be called by the
any purpose or purposes at any time, by the    directors or by any officer instructed by the
president, the board of directors or any       directors to call the meeting.
holder or holders of shares entitled to cast
no less than 10% of the votes at such
meeting.
                                    Quorum Requirements
The by-laws of Siliconix provide that, except  The by-laws of Vishay provide that, except as
as otherwise provided by applicable law, the   otherwise provided by applicable law or the
certificate of incorporation or the by-laws,   by-laws, the holders of a majority of the
the presence, in person or by proxy, of the    outstanding shares of stock entitled to vote
holders of a majority of the outstanding       shall constitute a quorum at a meeting of
stock entitled to vote shall constitute a      stockholders.
quorum at all meetings of stockholders. Any
shares, the voting of which at any meeting
has been enjoined, or which for any reason
cannot be voted at such meeting, shall not be
counted to determine a quorum at such
meeting.
                                Certain Voting Requirements
The by-laws of Siliconix provide that, except  The by-laws of Vishay provide that in the
as otherwise provided by applicable law, the   election of directors, a plurality of votes
certificate of incorporation or the by-laws,   shall elect. Any other action shall be
all action taken by a majority of the voting   authorized by a majority of the votes cast
power represented at any meeting at which a    except as otherwise provided by the
quorum is present shall be valid and binding   certificate of incorporation or applicable
upon the corporation.                          law.

                  SILICONIX                                       VISHAY
                  ---------                                       ------
                           Stockholder Action by Written Consent
The by-laws of Siliconix provide that, unless  Under the certificate of incorporation and
otherwise provided in the certificate of       the by-laws of Vishay, any action required to
incorporation, any action required by statute  be taken, or any action which may be taken,
to be taken at any annual or special meeting   at any meeting of stockholders, may be taken
of the stockholders, or any action which may   without a meeting, without prior notice and
be taken at any annual or special meeting of   without a vote, if a consent in writing,
the stockholders, may be taken without a       setting forth the action so taken, shall be
meeting, without prior notice and without a    signed by the holders of the outstanding
vote, if a consent in writing, setting forth   stock having not less than the minimum number
the action so taken, shall be signed by the    of votes that would be necessary to authorize
holders of outstanding stock having not less   or take such action at a meeting at which all
than the minimum number of votes that would    shares entitled to vote thereon were present
be necessary to authorize or take such action  and voted. Prompt notice of the taking of the
at a meeting at which all shares entitled to   corporate action without a meeting by less
vote thereon were present and voted. Prompt    than unanimous written consent shall be given
notice of the taking of the corporate action   to those stockholders who have not consented
without a meeting by less than unanimous       in writing.
written consent shall be given to those
stockholders who have not consented in
writing.
--------------------------------------------------------------------------------------------
AMENDMENTS TO ORGANIZATIONAL DOCUMENTS
--------------------------------------------------------------------------------------------
                                Certificate of Incorporation
The certificate of incorporation of Siliconix  The certificate of incorporation of Vishay
provides that the corporation reserves the     provides that any provisions therein may be
right to amend, alter, change or repeal any    amended, altered or repealed and any other
provision contained in the certificate of      provisions authorized under applicable law
incorporation, in the manner prescribed by     may be added or inserted as allowed by such
applicable law, and all rights conferred upon  law, and all rights conferred upon
stockholders by the certificate of             stockholders by the certificate of
incorporation are granted subject to that      incorporation are granted subject to such
reservation.                                   provision.
                                          By-laws
The by-laws of Siliconix provide that such     The by-laws of Vishay provide that the power
by-laws may be repealed, altered or amended    to amend, alter and repeal such by-laws and
or new by-laws adopted by the stockholders.    to adopt new by-laws shall be vested in the
The certificate of incorporation and by-laws   board of directors; provided, that the board
of Siliconix provide that the board of         of directors may delegate such power, in
directors shall also have the authority to     whole or in part, to the stockholders; and
repeal, alter or amend the by-laws, subject    provided, further, that any by-law, other
to the power of the stockholders to change or  than an initial by-law, which provides for
repeal the by-laws.                            the election of directors by classes for
                                               staggered terms shall be adopted by the
                                               stockholders.

                  SILICONIX                                       VISHAY
                  ---------                                       ------
--------------------------------------------------------------------------------------------
                            CERTAIN ARRANGEMENTS WITH CREDITORS
--------------------------------------------------------------------------------------------
The certificate of incorporation of Siliconix  The certificate of incorporation of Vishay
does not contain a comparable provision.       provides that whenever a compromise or
                                               arrangement is proposed between Vishay and
                                               its creditors or any class of them and/or
                                               between Vishay and its stockholders or any
                                               class of them, any court of equitable
                                               jurisdiction within the State of Delaware
                                               may, on the application in a summary way of
                                               Vishay or of any creditor or stockholder
                                               thereof or on the application of any receiver
                                               or receivers appointed for Vishay under the
                                               provisions of Section 291 of the General
                                               Corporation Law of the State of Delaware or
                                               on the application of trustees in dissolution
                                               or of any receiver or receivers appointed for
                                               Vishay under the provisions of Section 279 of
                                               the General Corporation Law of the State of
                                               Delaware order a meeting of the creditors or
                                               class of creditors, and/or the stockholders
                                               or class of stockholders of Vishay, as the
                                               case may be, to be summoned in such manner as
                                               the said court directs. If a majority in
                                               number representing three-fourths in value of
                                               the creditors or class of creditors, and/or
                                               of the stockholders or class of stockholders
                                               of Vishay, as the case may be, agree to any
                                               compromise or arrangement and to any
                                               reorganization of Vishay as a consequence of
                                               such compromise or arrangement, the said
                                               compromise or arrangement and the said
                                               reorganization shall, if sanctioned by the
                                               court to which the said application has been
                                               made, be binding on all the creditors or
                                               class of creditors, and/or on all the
                                               stockholders or class of stockholders, of
                                               Vishay, as the case may be, and also on
                                               Vishay.
--------------------------------------------------------------------------------------------
                                       CAPITALIZATION
--------------------------------------------------------------------------------------------
                                      Authorized Stock
The certificate of incorporation of Siliconix  The aggregate number of shares of capital authorizes the issuance of 100,000,000 shares  stock which Vishay has authority to issue is
of common stock, par value $0.01. At May 10,   171,000,000 shares: 150,000,000 shares of
2001, 29,879,040 shares of Siliconix common    common stock, par value $.10 per share, and
stock were outstanding. Siliconix common       20,000,000 shares of Class B common stock,
stock is traded on the Nasdaq National         par value $.10 per share, and 1,000,000
Market.                                        shares of preferred stock, par value $1.00
                                               per share. No shares of preferred stock have
                                               been issued. At May 10, 2001, there were
                                               122,396,709 shares of common stock and
                                               15,518,546 shares of Class B common stock
                                               outstanding.

                  SILICONIX                                       VISHAY
                  ---------                                       ------
                                               After any required payment on shares of
                                               preferred stock, holders of common stock and
                                               Class B common stock are entitled to receive,
                                               and share ratably, on a per share basis, all
                                               dividends and other distributions declared by
                                               the board of directors of Vishay. In the
                                               event of a stock dividend or stock split,
                                               holders of common stock will receive shares
                                               of common stock and holders of Class B common
                                               stock will receive shares of Class B common
                                               stock. Neither the common stock nor the Class
                                               B common stock may be split, divided or
                                               combined unless the other is split, divided
                                               or combined equally.
                                               Every holder of common stock is entitled to
                                               one vote for each share of common stock held,
                                               and every holder of Class B common stock is
                                               entitled to 10 votes for each share of Class
                                               B common stock held. The common stock and the
                                               Class B common stock vote together as one
                                               class on all matters subject to stockholder
                                               approval, except as set forth in the
                                               following sentence. The approval of the
                                               holders of a majority of the outstanding
                                               shares of common stock and of Class B common
                                               stock, each voting separately as a class, is
                                               required to authorize issuances of additional
                                               shares of Class B common stock other than in
                                               connection with stock splits and stock
                                               dividends.
                                               Shares of Class B common stock are
                                               convertible into shares of common stock on a
                                               one-to-one basis at any time at the option of
                                               the holder thereof. The Class B common stock
                                               is not transferable except to the holder's
                                               spouse, certain of such holder's relatives,
                                               certain trusts established for the benefit of
                                               the holder, such holder's spouse or
                                               relatives, corporations and partnerships
                                               beneficially owned and controlled by the
                                               holder, such holder's spouse or relatives,
                                               charitable organizations and the holder's
                                               estate. Upon any transfer made in violation
                                               of those restrictions, shares of Class B
                                               common stock will be automatically converted
                                               into shares of common stock on a one-for-one
                                               basis. Shares of Class B common stock will
                                               also be deemed automatically converted into
                                               shares of common stock if the number of
                                               outstanding shares of Class B common stock
                                               falls below 300,000 shares (as adjusted for
                                               stock splits or stock dividends).
                                               The common stock is listed on the New York
                                               Stock Exchange. There is no public market for
                                               shares of Company's Class B common stock. No
                                               shares of preferred stock are currently
                                               outstanding.

                                 LEGAL MATTERS

     The validity of the Vishay common stock to be delivered to Siliconix stockholders in connection with the offer and the merger will be passed upon by Kramer Levin Naftalis & Frankel LLP, counsel to Vishay.

     Certain legal matters in connection with the federal income tax consequences of the offer and the merger will be passed upon for Vishay by Kramer Levin Naftalis & Frankel LLP.

                                    EXPERTS

     The consolidated financial statements of Vishay Intertechnology, Inc. appearing in Vishay's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Siliconix incorporated appearing in Siliconix's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 MISCELLANEOUS

     The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding Siliconix shares (other than Vishay and its subsidiaries). We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after such good faith effort, we cannot comply with any such state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF VISHAY, VISHAY TEMIC OR SILICONIX NOT CONTAINED IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                   SCHEDULE I

                       CERTAIN INFORMATION CONCERNING THE
                   DIRECTORS AND EXECUTIVE OFFICERS OF VISHAY

     The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Vishay. Unless otherwise indicated, positions held shown in the following table are positions with Vishay. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as otherwise noted, the current business address for each person listed below is c/o Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355-2121.


                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
  NAME AND POSITION HELD                    FIVE-YEAR EMPLOYMENT HISTORY AND ADDRESS
  ----------------------                  -------------------------------------------
Felix Zandman..............        Dr. Zandman, a founder of Vishay, has been the Chief
Chairman of the Board,             Executive Officer and a Director of Vishay since its
Chief                              inception. Dr. Zandman had been President of Vishay from
Executive Officer and              its inception until March 1998, when Dr. Gerald Paul was
Director                           appointed President of Vishay. Dr. Zandman has been
                                   Chairman of the Board since March 1989.
Avi D. Eden................        Mr. Eden has been a Director and General Counsel of Vishay
Vice-Chairman of the Board,        since June 1988, and has been Vice-Chairman of the Board
Executive Vice President,          and Executive Vice President of Vishay since August 1996.
General Counsel and
Director
Gerald Paul................        Dr. Paul has served as a Director of Vishay since May 1993
President, Chief Operating         and has been Chief Operating Officer of Vishay since
Officer and Director               August 1996. In March 1998, Dr. Paul was appointed
                                   President of Vishay. He was President of Vishay Electronic
                                   Components, Europe from January 1994 to August 1996. Dr.
                                   Paul has been Managing Director of Draloric Electronic
                                   GmbH, an affiliate of Vishay, since January 1991. Dr. Paul has been employed by Draloric since February 1978.
Richard N. Grubb...........        Mr. Grubb has been Executive Vice President of Vishay
Executive Vice President,          since August 1996, and a Director, Treasurer and Chief
Treasurer, Chief Financial         Financial Officer of Vishay since May 1994. He was Vice
Officer and Director               President of Vishay from May 1994 to August 1996. Mr.
                                   Grubb has been associated with Vishay in various
                                   capacities since 1972.
Robert A. Freece...........        Mr. Freece has been a Director of Vishay since 1972 and
Senior Vice President and          Senior Vice President since May 1994. He was a Vice
Director                           President of Vishay from 1972 until May 1994.
Eliyahu Hurvitz............        Mr. Hurvitz has been President and Chief Executive Officer
Director                           of Teva Pharmaceutical Industries Ltd. for more than the
                                   past five years. He has been a Director of Vishay since
                                   1994. Mr. Hurvitz's business address is c/o Teva
                                   Pharmaceutical Industries Ltd., 5 Basel Street, Box 3190,
                                   Petah Tiqua 49131 Israel.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
  NAME AND POSITION HELD                    FIVE-YEAR EMPLOYMENT HISTORY AND ADDRESS
  ----------------------                  -------------------------------------------
Edward B. Shils............        Mr. Shils is a consultant. He is a Director -- Wharton
Director                           Entrepreneurial Center and George W. Taylor Professor
                                   Emeritus of Entrepreneurial Studies, The Wharton School,
                                   University of Pennsylvania. He has been a Director of
                                   Vishay since 1981. Mr. Shils' business address is Suite
                                   2030 -- First Union Building, 123 South Broad Street,
                                   Philadelphia, PA 19109.
Ziv Shoshani...............        Mr. Shoshani has been Executive Vice
Executive Vice President           President -- Specialty Products Division of Vishay since
and Director                       2000, including responsibility for oversight of the
                                   Measurements Group Division. Prior to that, Mr. Shoshani
                                   served in various capacities including Senior Vice
                                   President Precision Resistors, Worldwide Foil Resistors
                                   Manager, Plant Manager -- Holon, Israel, and Quality
                                   Control Manager -- Holon. He has been employed by Vishay
                                   since 1995 and was elected Director in May 2001.
Luella B. Slaner...........        Ms. Slaner has been an investor for more than the past
Director                           five years. She has been a Director of Vishay since 1989.
Mark I. Solomon............        Mr. Solomon has been the chairman of CMS Companies for
Director                           more than the past five years. He has been a Director of
                                   Vishay since 1993. Mr. Solomon's business address is c/o
                                   CMS Companies, 1926 Arch Street, Philadelphia, PA
                                   19103-1484.
William J. Spires..........        Mr. Spires has been a Vice President and Secretary of
Vice President and                 Vishay since 1981. Mr. Spires has been Vice
Secretary                          President -- Industrial Relations since 1980 and has been
                                   employed by Vishay since 1970.
Jean-Claude Tine...........        Mr. Tine has been an investor for more than the past five
Director                           years. He has been a Director of Vishay since 1988. Mr.
                                   Tine's address is 6 Round Point des Champs Elysees, 75008
                                   Paris, France.
Marc Zandman...............        Mr. Zandman has been Vice President -- Corporate Marketing
Vice President and Director        of Vishay since January 2001. He has been President,
                                   Vishay Israel Limited since 1998. Prior to that, Mr.
                                   Zandman served in various capacities including Executive
                                   Vice President of Vishay Israel Limited from 1997 to 1998
                                   and Vice President from 1996 to 1997. He has been employed by Vishay since 1984 and was elected Director in May 2001.
Ruta Zandman...............        Mrs. Zandman has been employed by Vishay as a Public
Director                           Relations Associate in the Investor Relations Department
                                   since 1993 and was elected Director in May 2001.

                                  SCHEDULE II

                       CERTAIN INFORMATION CONCERNING THE
   DIRECTORS AND EXECUTIVE OFFICERS OF VISHAY TEMIC SEMICONDUCTOR ACQUISITION
                                 HOLDINGS CORP.

     The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Vishay TEMIC. Unless otherwise indicated, positions held shown in the following table are positions with Vishay TEMIC. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The current business address for each person listed below is c/o Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355-2121.


                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
       NAME AND POSITION HELD                     AND FIVE-YEAR EMPLOYMENT HISTORY
       ----------------------                ------------------------------------------
Felix Zandman                                                   *
President and Director

Avi D. Eden                                                     *
Vice President and Director

Richard N. Grubb                                                *
Vice President, Chief
Financial Officer and Director

William J. Spires                                               *
Vice President and Secretary

William M. Clancy                            Mr. Clancy has been the Corporate
Assistant Secretary                          Controller of Vishay Intertechnology, Inc.
                                             for more than the past five years.


* See Schedule I.

                                    ANNEX A

        SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                      The Exchange Agent for the offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:                 By Overnight Delivery:            By Hand Delivery:
        59 Maiden Lane                  59 Maiden Lane                  59 Maiden Lane
      New York, NY 10038              New York, NY 10038              New York, NY 10038

            Facsimile Transmission (for eligible institutions only):
                                 (718) 234-5001

                Confirm Receipt of Facsimile by Telephone Only:

                                 (718) 921-8200


     Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth below, and will be furnished promptly at our expense. Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Siliconix or the stockholder's broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

                    The Information Agent for the offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]
156 Fifth Avenue
New York, NY 10010
call collect at
212-929-5500
or call toll free at
800-322-2885

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Vishay's certificate of incorporation provides that every person who is or was a director, officer, employee or agent of the corporation shall be indemnified by the corporation against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of Vishay or by anyone else by reason of such person being or having been a director, officer, employee or agent of Vishay or any act or omission of such person in such capacity. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the Board of Directors or in the opinion of independent legal counsel, such person acted in good faith in what he reasonably believed to be in the best interests of the corporation and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interest of Vishay and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law.

     The Vishay certificate of incorporation further provides that no director shall have any personal liability to Vishay or to its stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

     Vishay maintains $55 million of insurance to reimburse the directors and officers of Vishay and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Vishay or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Vishay pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

     The following documents are exhibits to the Registration Statement:

ITEM 21. EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 5.1*     Opinion of Kramer Levin Naftalis & Frankel LLP regarding the validity of the Vishay common stock registered hereunder.
 8.1*     Tax Opinion of Kramer Levin Naftalis & Frankel LLP.
23.1      Consent of Ernst & Young LLP, independent auditors of
          Vishay.
23.2      Consent of Ernst & Young LLP, independent auditors of
          Siliconix.
23.3*     Consent of Kramer Levin Naftalis & Frankel LLP (contained in
          Exhibits 5.1 and 8.1).

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
24.1*     Power of Attorney.
99.1      Letter of Transmittal.
99.2      Form of Notice of Guaranteed Delivery.
99.3      Form of Letter from Vishay TEMIC to Brokers, Dealers,
          Commercial Banks, Trust Companies and Other Nominees.
99.4      Form of Letter from Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees to Clients.
99.5*     Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.
99.6*     Summary Advertisement as published in The Wall Street
          Journal on May 25, 2001.
99.7*     Request from Vishay TEMIC for stockholder list of Siliconix incorporated.
99.8*     Complaint titled Robert C. Dickenson v. Vishay
          Intertechnology Inc., Vishay TEMIC Semiconductor Acquisition
          Holding Corp., Siliconix incorporated, King Owyang, Everett
          Arndt, Lori Lipcaman, Michael Rosenberg and Glyndwr Smith,
          filed on February 23, 2001 in the Chancery Court of the
          State of Delaware, County of New Castle.
99.9*     Complaint titled Moshe Miller v. King Owyang, Everett Arndt,
          Lori Lipcaman, Michael Rosenberg, Mark Segall, Glyndwr
          Smith, Siliconix incorporated and Vishay Intertechnology,
          Inc., filed on February 23, 2001 in the Chancery Court of
          the State of Delaware, County of New Castle.
99.10*    Complaint titled Mathew Delaney v. Vishay Intertechnology,
          Inc., Vishay TEMIC Semiconductor Acquisition Holding Corp.,
          Siliconix incorporated, King Owyang, Everett Arndt, Lori
          Lipcaman, Michael Rosenberg and Glyndwr Smith, filed on
          February 23, 2001 in the Chancery Court of the State of
          Delaware, County of New Castle.
99.11*    Complaint titled Steven Goldstein v. Siliconix incorporated,
          Vishay Intertechnology, Inc., Michael A. Rosenberg, Mark B.
          Segall, King Owyang, Everett Arndt, Lori Lipcaman and
          Glyndwr Smith, filed on February 23, 2001 in the Chancery
          Court of the State of Delaware, County of New Castle.
99.12*    Complaint titled Goldplate Investment Partners v. King
          Owyang, Everett Arndt, Lori Lipcaman, Michael Rosenberg,
          Mark Segall, Glyndwr Smith, Siliconix incorporated and
          Vishay Intertechnology, Inc., filed on February 23, 2001 in the Chancery Court of the State of Delaware, County of New
          Castle.
99.13*    Complaint titled Barry Feldman v. Michael Rosenberg, Mark B.
          Segall, King Owyang, Everett Arndt, Lori Lipcaman, Glyndwr
          Smith, Vishay Intertechnology, Inc., and Siliconix
          incorporated, filed on February 23, 2001 in the Chancery
          Court of the State of Delaware, County of New Castle.
99.14*    Complaint titled Robert Mullin v. Vishay Intertechnology,
          Inc., Vishay TEMIC Semiconductor Acquisition Holding Corp.,
          Siliconix Holding incorporated, King Owyang, Everett Arndt,
          Lori Lipcaman, Michael Rosenberg and Glyndwr Smith, filed on
          February 23, 2001 in the Chancery Court of the State of
          Delaware, County of New Castle.
99.15*    Complaint titled Mohammed Yassin V. King Owyang, Everett
          Arndt, Lori Lipcaman, Michael Rosenberg, Mark Segall,
          Glyndwr Smith, Siliconix incorporated and Vishay
          Intertechnology, Inc., filed on February 26, 2001 in the
          Chancery Court of the State of Delaware, County of New
          Castle.
99.16*    Complaint titled Griffin Portfolio Management Corp. v.
          Siliconix incorporated, Vishay Intertechnology, Inc.,
          Michael Rosenberg, Mark B. Segall, King Owyang Ph.D.,
          Everett Arndt, Lori Lipcaman and Glyndwr Smith, filed on
          February 27, 2001 in the Chancery Court of the State of
          Delaware, County of New Castle.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
99.17*    Complaint titled Jonathan Rex v. King Owyang, Everett Arndt,
          Lori Lipcaman, Michael Rosenberg, Mark Segall, Glyndwr
          Smith, Vishay Intertechnology, Inc., Felix Zandman, Avi
          Eden, Gerald Paul, Richard N. Grubb, Robert A. Freece,
          Eliyahu Hurvitz, Edward B. Shils, Luella B. Slaner, Mark I.
          Solomon, Jean-Claude-Tine and Does 1 through 100, Inclusive, filed on February 23, 2001 in the State Court of the State of California, County of Santa Clara.
99.18*    Complaint filed Crandon Capital Partners v. King Owyang,
          Everett Arndt, Lori Lipcaman, Michael Rosenberg, Mark
          Segall, Glyndwr Smith, Siliconix incorporated and Vishay
          Intertechnology, Inc. and Does 1 through 100, Inclusive,
          filed on February 27, 2001 in the State Court of the State of California, County of Santa Clara.
99.19*    Complaint titled Raymond L. Fitzgerald v. Vishay
          Intertechnology, Inc., Everett Arndt, Lori Lipcaman, King
          Owyang, Michael Rosenberg, Mark Segall, Glyndwr Smith and
          Siliconix incorporated, filed on March 8, 2001 in the
          Chancery Court of the State of Delaware, County of New
          Castle.
99.20*    Press release of Vishay announcing commencement of the
          offer, dated May 25, 2001.
99.21**   Verified Amended Complaint titled In Re Siliconix
          incorporated Shareholders Litigation, filed on May 31, 2001 in the Chancery Court of the State of Delaware, County of
          New Castle.


---------------

*Previously filed.



**To be filed by amendment.


  ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant undertakes that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on the 1st day of June, 2001.


                                          VISHAY INTERTECHNOLOGY, INC.

                                          By: /s/     FELIX ZANDMAN
                                            ------------------------------------
                                                       Felix Zandman
                                            Director, Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons on June 1, 2001 in the capacities indicated below.



                  SIGNATURE                                        TITLE
                  ---------                                        -----
By: /s/ FELIX ZANDMAN                               Director, Chairman of the Board and
    -----------------------------------------             Chief Executive Officer
    Felix Zandman                                      (Principal Executive Officer)

By: /s/ AVI D. EDEN                                Director, Vice-Chairman of the Board,
    -----------------------------------------            Executive Vice President
    Avi D. Eden                                             and General Counsel

By: /s/ GERALD PAUL*                                      Director, President and
    -----------------------------------------             Chief Operating Officer
    Gerald Paul

By: /s/ RICHARD N. GRUBB*                           Director, Executive Vice President,
    -----------------------------------------      Treasurer and Chief Financial Officer
    Richard N. Grubb                           (Principal Financial and Accounting Officer)

By: /s/ ROBERT A. FREECE*                                      Director and
    -----------------------------------------              Senior Vice President
    Robert A. Freece

By: /s/ ELIYAHU HURVITZ*                                         Director
    -----------------------------------------
    Eliyahu Hurvitz

By: /s/ EDWARD B. SHILS*                                         Director
    -----------------------------------------
    Edward B. Shils

By: /s/ ZIV SHOSHANI*                                            Director
    -----------------------------------------
    Ziv Shoshani

By: /s/ LUELLA B. SLANER*                                        Director
    -----------------------------------------
    Luella B. Slaner

                  SIGNATURE                                        TITLE
                  ---------                                        -----
By: /s/ MARK I. SOLOMON*                                         Director
---------------------------------------------
Mark I. Solomon

By: /s/ JEAN-CLAUDE TINE*                                        Director
    -----------------------------------------
    Jean-Claude Tine

By: /s/ MARC ZANDMAN*                                            Director
    -----------------------------------------
    Marc Zandman

By: /s/ RUTA ZANDMAN*                                            Director
    -----------------------------------------
    Ruta Zandman



*By: /s/ AVI D. EDEN

     ---------------------------------------------------------

     Avi D. Eden


     Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
  5.1*   Opinion of Kramer Levin Naftalis & Frankel LLP regarding the validity of the Vishay common stock registered hereunder.
  8.1*   Tax Opinion of Kramer Levin Naftalis & Frankel LLP.
  23.1   Consent of Ernst & Young LLP, independent auditors of
         Vishay.
  23.2   Consent of Ernst & Young LLP, independent auditors of
         Siliconix.
 23.3*   Consent of Kramer Levin Naftalis & Frankel LLP (contained in
         Exhibits 5.1 and 8.1).
 24.1*   Power of Attorney.
  99.1   Letter of Transmittal.
  99.2   Form of Notice of Guaranteed Delivery.
  99.3   Form of Letter from Vishay TEMIC to Brokers, Dealers,
         Commercial Banks, Trust Companies and Other Nominees.
  99.4   Form of Letter from Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees to Clients.
 99.5*   Form of Guidelines for Certification of Taxpayer
         Identification Number on Substitute Form W-9.
 99.6*   Summary Advertisement as published in The Wall Street
         Journal on May 25, 2001.
 99.7*   Request from Vishay TEMIC for stockholder list of Siliconix incorporated.
 99.8*   Complaint titled Robert C. Dickenson v. Vishay
         Intertechnology Inc., Vishay TEMIC Semiconductor Acquisition
         Holding Corp., Siliconix incorporated, King Owyang, Everett
         Arndt, Lori Lipcaman, Michael Rosenberg and Glyndwr Smith,
         filed on February 23, 2001 in the Chancery Court of the
         State of Delaware, County of New Castle.
 99.9*   Complaint titled Moshe Miller v. King Owyang, Everett Arndt,
         Lori Lipcaman, Michael Rosenberg, Mark Segall, Glyndwr
         Smith, Siliconix incorporated and Vishay Intertechnology,
         Inc., filed on February 23, 2001 in the Chancery Court of
         the State of Delaware, County of New Castle.
99.10*   Complaint titled Mathew Delaney v. Vishay Intertechnology,
         Inc., Vishay TEMIC Semiconductor Acquisition Holding Corp.,
         Siliconix incorporated, King Owyang, Everett Arndt, Lori
         Lipcaman, Michael Rosenberg and Glyndwr Smith, filed on
         February 23, 2001 in the Chancery Court of the State of
         Delaware, County of New Castle.
99.11*   Complaint titled Steven Goldstein v. Siliconix incorporated,
         Vishay Intertechnology, Inc., Michael A. Rosenberg, Mark B.
         Segall, King Owyang Ph.D., Everett Arndt, Lori Lipcaman and
         Glyndwr Smith, filed on February 23, 2001 in the Chancery
         Court of the State of Delaware, County of New Castle.
99.12*   Complaint titled Goldplate Investment Partners v. King
         Owyang, Everett Arndt, Lori Lipcaman, Michael Rosenberg,
         Mark Segall, Glyndwr Smith, Siliconix incorporated and
         Vishay Intertechnology, Inc., filed on February 23, 2001 in the Chancery Court of the State of Delaware, County of New
         Castle.
99.13*   Complaint titled Barry Feldman v. Michael Rosenberg, Mark B.
         Segall, King Owyang, Everett Arndt, Lori Lipcaman, Glyndwr
         Smith, Vishay Intertechnology, Inc., and Siliconix
         incorporated, filed on February 23, 2001 in the Chancery
         Court of the State of Delaware, County of New Castle.
99.14*   Complaint titled Robert Mullin v. Vishay Intertechnology,
         Inc., Vishay TEMIC Semiconductor Acquisition Holding Corp.,
         Siliconix incorporated, King Owyang, Everett Arndt, Lori
         Lipcaman, Michael Rosenberg and Glyndwr Smith, filed on
         February 23, 2001 in the Chancery Court of the State of
         Delaware, County of New Castle.
99.15*   Complaint titled Mohammed Yassin V. King Owyang, Everett
         Arndt, Lori Lipcaman, Michael Rosenberg, Mark Segall,
         Glyndwr Smith, Siliconix incorporated and Vishay
         Intertechnology, Inc., filed on February 26, 2001 in the
         Chancery Court of the State of Delaware, County of New
         Castle.

 99.16*    Complaint titled Griffin Portfolio Management Corp. v.
           Siliconix incorporated, Vishay Intertechnology, Inc.,
           Michael Rosenberg, Mark B. Segall, King Owyang Ph.D.,
           Everett Arndt, Lori Lipcaman and Glyndwr Smith, filed on
           February 27, 2001 in the Chancery Court of the State of
           Delaware, County of New Castle.
 99.17*    Complaint titled Jonathan Rex v. King Owyang, Everett Arndt,
           Lori Lipcaman, Michael Rosenberg, Mark Segall, Glyndwr
           Smith, Vishay Intertechnology, Inc., Felix Zandman, Avi
           Eden, Gerald Paul, Richard N. Grubb, Robert A. Freece,
           Eliyahu Hurvitz, Edward B. Shils, Luella B. Slaner, Mark I.
           Solomon, Jean-Claude-Tine and Does 1 through 100, Inclusive, filed on February 23, 2001 in the State Court of the State of California, County of Santa Clara.
 99.18*    Complaint filed Crandon Capital Partners v. King Owyang,
           Everett Arndt, Lori Lipcaman, Michael Rosenberg, Mark
           Segall, Glyndwr Smith, Siliconix incorporated and Vishay
           Intertechnology, Inc. and Does 1 through 100, Inclusive, filed on February 27, 2001 in the State Court of the State of California, County of Santa Clara.
 99.19*    Complaint titled Raymond L. Fitzgerald v. Vishay
           Intertechnology, Inc., Everett Arndt, Lori Lipcaman, King
           Owyang, Michael Rosenberg, Mark Segall, Glyndwr Smith and
           Siliconix incorporated, filed on March 8, 2001 in the Chancery Court of the State of Delaware, County of New
           Castle.
 99.20* Press release of Vishay announcing commencement of the offer, dated May 25, 2001.
99.21** Verified Amended Complaint titled In Re Siliconix incorporated Shareholders Litigation, filed on May 31, 2001 in the Chancery Court of the State of Delaware, County of New Castle.


---------------

 * Previously filed.



** To be filed by amendment.